UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No.    )

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Neurocrine Biosciences, Inc.

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(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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NEUROCRINE BIOSCIENCES, INC.

12780 El Camino Real

San Diego, CA 92130

Notice of Annual Meeting of Stockholders

To Be Held on May 25, 2010

TO THE STOCKHOLDERS:

NOTICE IS HEREBY GIVEN that the 2010 Annual Meeting of Stockholders of Neurocrine Biosciences, Inc., a Delaware corporation (the “Company”), will be held on May 25, 2010, at 8:30 a.m. local time, at the Company’s corporate headquarters located at 12780 El Camino Real, San Diego, California 92130, for the following purposes as more fully described in the Proxy Statement accompanying this Notice:

1.	To elect the three nominees for Class II Director named herein to the Board of Directors to serve for a term of three years;

2.	To ratify the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2010;

3.	To consider a stockholder proposal to declassify the Board of Directors;

4.	To consider a stockholder proposal regarding an engagement process with proponents of certain stockholder proposals;

5.	To consider a stockholder proposal regarding a recommendation on officer compensation; and

6.	To transact such other business as may properly come before the Annual Meeting or any continuation, adjournment or postponement thereof.

Only stockholders of record at the close of business on April 1, 2010 are entitled to receive notice of and to vote at the Annual Meeting.

All stockholders are cordially invited to attend the Annual Meeting in person. However, to assure your representation at the Annual Meeting, you are urged to mark, sign, date and return the enclosed proxy card as promptly as possible in the postage prepaid envelope, or vote by telephone or internet (instructions have been provided on your proxy card). Stockholders attending the Annual Meeting may vote in person even if they have returned a proxy.

By Order of the Board of Directors,

/s/ Margaret Valeur-Jensen

Margaret Valeur-Jensen, Ph.D., J.D.

Corporate Secretary

San Diego, California

April 21, 2010

Important Notice Regarding the Availability of Proxy Materials for the Stockholders’

Meeting to be Held on May 25, 2010 at 8:30 a.m. Local Time at

12780 El Camino Real, San Diego, California 92130.

The proxy statement and annual report to stockholders are available at

www.proxyvote.com. Please have the control number on your proxy card available.

NEUROCRINE BIOSCIENCES, INC.

12780 El Camino Real

San Diego, California 92130

PROXY STATEMENT

The enclosed Proxy is solicited on behalf of Neurocrine Biosciences, Inc., a Delaware corporation (the “Company” or “Neurocrine”), for use at its 2010 Annual Meeting of Stockholders to be held on May 25, 2010 beginning at 8:30 a.m., local time, or at any continuations, postponements or adjournments thereof for the purposes set forth in this Proxy Statement and the accompanying Notice of Annual Meeting of Stockholders. The Annual Meeting will be held at the Company’s corporate headquarters, located at 12780 El Camino Real, San Diego, California 92130. The Company’s phone number is (858) 617-7600.

This proxy statement is being first mailed on or about April 21, 2010 to all stockholders entitled to vote at the Annual Meeting.

ABOUT THE ANNUAL MEETING

What is the purpose of the Annual Meeting?

At our Annual Meeting, stockholders will act upon the matters outlined in the Notice of Annual Meeting of Stockholders on the cover page of this proxy statement, including the election of the three nominees for director named herein, ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2010, consideration of a stockholder proposal to declassify the Board of Directors, consideration of a stockholder proposal regarding engagement with proponents of certain stockholder proposals, and consideration of a stockholder proposal regarding a recommendation on officer compensation. In addition, management will report on the performance of the Company and respond to questions from stockholders.

Who can attend the Annual Meeting?

All stockholders of record at the close of business on April 1, 2010 (the “Record Date”), or their duly appointed proxies, may attend the Annual Meeting. If you attend, please note that you may be asked to present valid picture identification, such as a driver’s license or passport. Cameras, recording devices and other electronic devices will not be permitted at the Annual Meeting.

Please also note that if you hold your shares in “street name” (that is, through a broker or other nominee), you will need to bring a copy of a brokerage statement reflecting your stock ownership as of the record date and check in at the registration desk at the Annual Meeting.

Who is entitled to vote at the Annual Meeting?

Stockholders of record at the close of business on the Record Date are entitled to receive notice of and to participate in the Annual Meeting. At the close of business on the Record Date, 54,823,567 shares of the Company’s common stock, $0.001 par value per share, were issued and outstanding. If you were a stockholder of record on that date, you will be entitled to vote all of the shares that you held on that date at the Annual Meeting, or any postponements or adjournments of the Annual Meeting.

Each outstanding share of the Company’s common stock will be entitled to one vote on each proposal considered at the Annual Meeting.

What constitutes a quorum?

The presence at the Annual Meeting, in person or by proxy, of the holders of a majority of the aggregate voting power of the common stock outstanding on the Record Date will constitute a quorum, permitting the Company to conduct its business at the Annual Meeting. As of the Record Date, 54,823,567 shares of common stock, representing the same number of votes, were outstanding. Thus, the presence of the holders of common stock representing at least 27,411,784 shares will be required to establish a quorum. The presence of a quorum will be determined by the Inspector of Elections (the “Inspector”).

Proxies received but marked as abstentions as well as “broker non-votes” will be included in the calculation of the number of shares considered to be present at the Annual Meeting. Broker non-votes occur when a holder of shares in “street name” does not give instructions to the broker or nominee holding the shares as to how to vote on “non-routine” matters. Under the rules and interpretations of the New York Stock Exchange (the “NYSE”), “non-routine” matters are matters that may substantively affect the rights or privileges of stockholders, such as mergers, stockholder proposals and, under a recent amendment to the NYSE rules, elections of directors, even if not contested.

How do I vote?

If you complete and properly sign the accompanying proxy card and return it to the Company, it will be voted as you direct. If you are a registered stockholder (that is, if you hold your stock in certificate form or are a Neurocrine employee who participated in the Employee Stock Purchase Program and attend the Annual Meeting), you may deliver your completed proxy card in person. “Street name” stockholders who wish to vote at the Annual Meeting will need to obtain a proxy form from the institution that holds their shares.

The cost of solicitation of proxies will be borne by the Company. The Company will reimburse expenses incurred by brokerage firms and other persons representing beneficial owners of shares in forwarding solicitation material to beneficial owners. To assist in soliciting proxies (votes), the Company may retain a professional proxy solicitation firm, at an approximate cost of $10,000. Proxies also may be solicited by certain of the Company’s directors, officers and regular employees, without additional compensation, personally, by telephone or by other appropriate means.

Can I vote by telephone or electronically?

If you are a registered stockholder you may vote by telephone, or electronically through the Internet, by following the instructions included with your proxy card. If your shares are held in “street name,” please check your proxy card or contact your broker or nominee to determine whether you will be able to vote by telephone or electronically. The deadline for voting by telephone or electronically is 11:59 p.m., Eastern Time, on May 24, 2010.

Can I change my vote after I return my proxy card?

Yes. Even after you have submitted your proxy, you may change your vote at any time before the proxy is exercised by filing with the Corporate Secretary of the Company either a notice of revocation or a duly executed proxy bearing a later date. Your proxy will also be revoked if you attend the Annual Meeting and vote in person. Attendance at the Annual Meeting will not by itself revoke a previously granted proxy.

What are the Board’s recommendations?

Unless you give other instructions on your proxy card, the persons named as proxy holders on the proxy card will vote in accordance with the recommendations of the Board of Directors. The Board’s recommendation is set forth together with the description of each item in this proxy statement. In summary, the Board recommends a vote:

•	for election of the three nominees for director named herein (see Proposal One);

•	for ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2010 (see Proposal Two);

•	against the stockholder proposal to declassify the Board of Directors (see Proposal Three);

•	against the stockholder proposal regarding an engagement process with the proponents of certain stockholder proposals (see Proposal Four); and

•	against the stockholder proposal regarding a recommendation on officer compensation (see Proposal Five).

With respect to any other matter that properly comes before the meeting, the proxy holders will vote as recommended by the Board of Directors or, if no recommendation is given, in their own discretion.

What vote is required to approve each item?

Election of Directors. The affirmative vote of a plurality of the votes cast at the Annual Meeting is required for the election of directors. A properly executed proxy marked “WITHHOLD AUTHORITY” with respect to the election of one or more directors will not be voted with respect to the director or directors indicated, although it will be counted for purposes of determining whether there is a quorum.

Other Items. For each other item, the affirmative vote of the holders of a majority of the shares represented in person or by proxy and entitled to vote on the item will be required for approval. A properly executed proxy marked “ABSTAIN” with respect to any such matter will not be voted, although it will be counted for purposes of determining the number of shares represented in person or by proxy at the Annual Meeting. Accordingly, an abstention will have the effect of a negative vote.

If you hold your shares in “street name” through a broker or other nominee, your broker or nominee will not be permitted to exercise voting discretion with respect to each of the matters to be acted upon, other than Proposal Two. Thus, if you do not give your broker or nominee specific instructions, your shares will not be voted on and will not be counted. Shares represented by such “broker non-votes” will, however, be counted in determining whether there is a quorum.

Who counts the votes?

Votes cast by proxy or in person at the Annual Meeting will be tabulated by the Inspector.

What proxy materials are available on the Internet?

The proxy statement and annual report to stockholders are available on the Internet at www.proxyvote.com. Please have the control number on your proxy card available.

How can I find out the results of the voting at the Annual Meeting?

Preliminary voting results will be announced at the Annual Meeting. In addition, final voting results will be published in a current report on Form 8-K that we expect to file within four business days after the Annual Meeting. If final voting results are not available to us in time to file a Form 8-K within four business days after the meeting, we intend to file a Form 8-K to publish preliminary results and, within four business days after the final results are known to us, file an amended Form 8-K to publish the final results.

STOCK OWNERSHIP

Who are the principal stockholders, and how much stock does management own?

The following table sets forth the beneficial ownership of the Company’s common stock as of March 10, 2010 by (i) each of the executive officers named in the table under the heading “Summary Compensation Table,” (ii) each current director, (iii) all current directors and executive officers as a group and (iv) all persons known to the Company to be the beneficial owners of more than 5% of the Company’s common stock. The table is based upon information supplied by our executive officers, directors and principal stockholders and a review of Schedules 13D and 13G, if any, filed with the Securities and Exchange Commission (the “SEC”). A total of 53,370,234 shares of the Company’s common stock were issued and outstanding as of March 10, 2010.

Name and Address of Beneficial Owner (1)	Number of Shares of Common Stock Owned (2)	Number of Shares of Common Stock Acquirable Within 60 Days (3)	Total Number of Shares of Common Stock Beneficially Owned (4)	Percent Ownership
Biotechnology Value Fund Group (5)	6,366,547	—	6,366,547	11.9%
900 North Michigan Avenue, Suite 1100, Chicago, IL 60611
Venrock Healthcare Capital Partners, LP (6)	4,784,689	—	4,784,689	9.0%
30 Rockefeller Plaza, Suite 5508, New York, NY 10112
Federated Investors, Inc. (7)	2,808,219	—	2,808,219	5.3%
Federated Investors Tower, Pittsburgh, PA 15222-3779
BlackRock, Inc. (8)	2,748,327	—	2,748,327	5.2%
40 East 52nd Street, New York, NY 10022
Kevin C. Gorman, Ph.D.	146,935	250,150	397,085	*
Timothy P. Coughlin	75,110	131,000	206,110	*
Margaret Valeur- Jensen, Ph.D., J.D.	93,242	155,729	248,971	*
Christopher F. O’Brien, M.D.	73,780	102,500	176,280	*
Dimitri E. Grigoriadis, Ph.D.	54,419	45,924	100,343	*
Haig P. Bozigian, Ph.D.	55,940	42,318	98,258	*
Gary A. Lyons	272,495	603,744	876,239	1.6%
Corinne H. Nevinny	—	52,744	52,744	*
W. Thomas Mitchell	1,900	72,744	74,644	*
Joseph A. Mollica, Ph.D.	—	113,326	113,326	*
Richard F. Pops	—	88,744	88,744	*
Stephen A. Sherwin, M.D.	—	88,744	88,744	*
William H. Rastetter, Ph.D.	—	6,247	6,247	*
Wylie W. Vale, Ph.D.	231,372	87,839	319,211	*
All current executive officers and directors as a group (14 persons)	1,005,193	1,841,753	2,846,946	5.2%

*	Represents beneficial ownership of less than one percent (1%) of the outstanding shares of the Company’s common stock as of March 10, 2010.

(1)	The address of each beneficial owner named is c/o Neurocrine Biosciences, Inc., 12780 El Camino Real, San Diego, CA 92130, unless otherwise indicated.

(2)	Represents shares of common stock owned, excluding shares of common stock subject to stock options and restricted stock awards that are listed under the heading “Number of Shares of Common Stock Acquirable Within 60 Days,” by the named parties as of March 10, 2010.

(3)	Shares of common stock subject to stock options currently exercisable or exercisable within 60 days of March 10, 2010, regardless of exercise price, and shares of common stock acquirable within such period pursuant to restricted stock awards, are deemed to be outstanding for computing the percentage ownership of the person holding such options and the percentage ownership of any group of which the holder is a member, but are not deemed outstanding for computing the percentage of any other person.

(4)	Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities. Except as indicated by footnote, and subject to community property laws where applicable, the persons named in the table have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them.

(5)	Based on Amendment No. 4 to Schedule 13G filed by Biotechnology Value Fund, L.P. (“BVF”), Biotechnology Value Fund II, L.P. (“BVF2”), BVF Investments, L.L.C. (“BVLLC”), Investment 10, L.L.C. (“ILL10”), BVF Partners L.P. (“Partners”) and BVF Inc. (“BVF Inc.”) on February 10, 2010, reporting ownership as of December 31, 2009. According to such filing, BVF beneficially owned 1,454,547 shares of common stock, BVF2 beneficially owned 999,000 shares of common stock, BVLLC beneficially owned 3,493,000 shares of common stock and ILL10 beneficially owned 420,000 shares of common stock. Beneficial ownership by Partners and BVF Inc. includes 6,366,547 shares of common stock. Pursuant to the operating agreement of BVLLC, Partners is authorized, among other things, to invest the funds of Samana Capital, L.P., the majority member of BVLLC, in shares of the common stock beneficially owed by BVLLC and to vote and exercise dispositive power over those shares of the common stock. Partners and BVF Inc. share voting and dispositive power over shares of the common stock beneficially owned by BVF, BVF2, BVLLC and those owned by ILL10, on whose behalf Partners acts as an investment manager, and accordingly, Partners and BVF Inc. have beneficial ownership of all of the shares of the common stock owned by such parties. Mark N. Lampert, as a director and officer of BVF Inc., may be deemed to beneficially own the 6,366,547 shares of common stock beneficially owned by BVF Inc.

(6)	Based on Schedule 13G filed by Venrock Healthcare Capital Partners, L.P. (“Venrock”) and Venrock Co-Investment Holdings, LLC (“Venrock LLC”) and VHCP Management, LLC (“VHCP”) on January 5, 2010, reporting ownership as of December 22, 2009. According to such filing, Venrock beneficially owned 4,044,789 shares of common stock, Venrock LLC beneficially owned 739,900 shares of common stock and VHCP beneficially owned 4,784,689 shares of common stock.

(7)	Based on Amendment No. 1 to Schedule 13G filed by Federated Investors, Inc. (“Federated”) on February 11, 2010, reporting ownership as of December 31, 2009. According to such filing, Federated is the parent holding company of Federated Equity Management Company of Pennsylvania and Federated Global Investment Management Corp. (the “Investment Advisers”), which act as investment advisers to registered investment companies and separate accounts that own shares of common stock in the Company (the “Reported Securities”). The Investment Advisers are wholly owned subsidiaries of FII Holdings, Inc., which is a wholly owned subsidiary of Federated. All of Federated’s outstanding voting stock is held in the Voting Shares Irrevocable Trust (the “Trust”) for which John F. Donahue, Rhodora J. Donahue and J. Christopher Donahue act as trustees (collectively, the “Trustees”). The Trustees have joined in filing the Schedule 13G because of the collective voting control that they exercise over Federated. Federated, the Trust, and each of the Trustees disclaim beneficial ownership of the Reported Securities.

(8)	Based on Schedule 13G filed by BlackRock, Inc. (“BlackRock”) on January 29, 2010, reporting ownership as of December 31, 2008. Various persons have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of shares of the common stock held by BlackRock. No one person’s interest in the common stock held by BlackRock is more than five percent of our total outstanding common stock.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), requires the Company’s officers and directors, and persons who beneficially own more than 10% percent of a registered class of the Company’s equity securities, to file reports of ownership on Form 3 and reports of changes in ownership on Form 4 or Form 5 with the SEC. Such officers, directors and 10% stockholders are also required by SEC rules to furnish the Company with copies of all Section 16(a) forms they file. Based solely on its review of the copies of such forms received by it, and written representations from certain reporting persons, the Company believes that its officers, directors and 10% stockholders complied with all Section 16(a) filing requirements applicable to them during the fiscal year ended December 31, 2009.

BOARD OF DIRECTORS AND COMMITTEES

General

The Company’s Bylaws provide that the Board of Directors will be comprised of nine directors. The Company’s Certificate of Incorporation provides that the Board of Directors is divided into three classes. There are currently three directors in Class I (Joseph A. Mollica, Ph.D., Wylie W. Vale, Ph.D. and W. Thomas Mitchell), three directors in Class II (Corinne H. Nevinny, Richard F. Pops and Stephen A. Sherwin, M.D.), and three directors in Class III (Gary A. Lyons, William H. Rastetter, Ph.D. and Kevin C. Gorman, Ph.D.). With the exception of Kevin C. Gorman, Ph.D., who is the President and Chief Executive Officer of Neurocrine and Gary A. Lyons, who is the former President and Chief Executive Officer of Neurocrine, all current members of the Board of Directors meet the definition of “independent director” under the Nasdaq Stock Market qualification standards.

The directors in Class I hold office until the 2012 Annual Meeting of Stockholders, the directors in Class II hold office until the 2010 Annual Meeting of Stockholders and the directors in Class III hold office until the 2011 Annual Meeting of Stockholders (or, in each case, until their earlier resignation, removal from office, or death). After each such election, the directors in each such case will then serve in succeeding terms of three years and until a successor is duly elected and qualified. Officers of the Company serve at the discretion of the Board of Directors. There are no family relationships among the Company’s directors and executive officers.

The term of office for directors Corinne H. Nevinny, Richard F. Pops, and Stephen A. Sherwin, M.D., will expire at the 2010 Annual Meeting. At the 2010 Annual Meeting, the stockholders will elect three Class  II directors for a term of three years.

Director Biographies

Kevin C. Gorman, Ph.D. has been employed with the Company since 1993. He was appointed President and Chief Executive Officer in January 2008 after having served as Executive Vice President and Chief Operating Officer since September 2006 and prior to that, as Executive Vice President and Chief Business Officer and Senior Vice President of Business Development. He has served on the Board of Directors since January 2008. From 1990 until 1993, Dr. Gorman was a principal of Avalon Medical Partners, L.P. where he was responsible for the early stage founding of the Company and several other biotechnology companies such as Onyx Pharmaceuticals, Inc., Metra Biosystems, Inc., Idun Pharmaceuticals, Inc. and ARIAD Pharmaceuticals, Inc. Dr. Gorman received his Ph.D. in immunology and M.B.A. in Finance from the University of California, Los Angeles and did further post-doctoral training at The Rockefeller University.

Gary A. Lyons has served as a director of the Company since joining Neurocrine in February 1993. Mr. Lyons served as the President and Chief Executive Officer of the Company from February 1993 through January 2008. Prior to joining the Company, Mr. Lyons held a number of senior management positions at Genentech, Inc. including Vice President of Business Development and Vice President of Sales. Mr. Lyons currently serves on the Boards of Directors for Rigel Pharmaceuticals, Inc., a biotechnology company focused on developing drugs for the treatment of inflammatory/autoimmune and metabolic diseases, Vical Incorporated, a biotechnology company focused on the prevention and treatment of serious or life-threatening diseases, Poinard Pharmaceuticals, Inc., a biopharmaceutical company focused on the development and commercialization of oncology products and Facet Biotech Corporation, a biotechnology company dedicated to identifying and developing new oncology drugs. Mr. Lyons was previously a director of PDL BioPharma, Inc. Mr. Lyons holds a B.S. in marine biology from the University of New Hampshire and an M.B.A. from Northwestern University’s J.L. Kellogg Graduate School of Management.

W. Thomas Mitchell has served on Neurocrine’s Board of Directors since November 2002. He is the former Chairman of the Board and Chief Executive Officer of Genencor International, a biotechnology company. Under his guidance, Genencor’s revenues grew from under $30 million to over $325 million. In addition, he successfully managed the acquisition and integration of three major businesses to build the global enterprise that is now Genencor. An industry leader, Mr. Mitchell has participated in a number of important policy initiatives including the 1999 federal executive order that created the national bioenergy initiative. He also served as a member of the Governor’s Council on Biotechnology in California, which was responsible for helping to improve the state’s competitiveness in the mid-1990’s. Mr. Mitchell previously served on the Board of Directors of DJO, Inc. a medical device company, where he was a member of the audit committee. He also served on the Advisory Boards of the Chemical Engineering School at Cornell University and the University of Iowa’s School of Engineering. Mr. Mitchell received his B.S. in chemical engineering from Drexel University. He also completed the Executive Development Program at the University of Michigan.

Joseph A. Mollica, Ph.D. has served as a director of the Company since June 1997 and became Chairman of the Board in April 1998. From 2004 to 2008, Dr. Mollica served as the Chairman of the Board of Pharmacopeia Drug Discovery, Inc., a biopharmaceutical company focused on drug discovery and development. From 1994 to 2004, Dr. Mollica served as the Chairman of the Board of Directors, President and Chief Executive Officer of Accelrys, Inc., the former parent of Pharmacopeia Drug Discovery. From 1987 to December 1993, Dr. Mollica served as Vice President, Medical Products of DuPont Company and then as President and CEO of DuPont Merck Pharmaceutical Company from 1991 to 1993. At Ciba-Geigy Ltd., where he was employed from 1966 to 1986, he served in a variety of positions of increasing responsibility, rising to Senior Vice President of Ciba-Geigy’s Pharmaceutical Division. Dr. Mollica was previously a director of Cytogen Corporation, Redpoint Bio Corporation and Genencor International. He received his B.S. from the University of Rhode Island, his M.S. and Ph.D. from the University of Wisconsin and his Sc.D.h.c. from the University of Rhode Island.

Corinne H. Nevinny has served on the Board of Directors since June 2004. She is Corporate Vice President of and the General Manager of the Cardiac Surgery Systems and Vascular business units of Edwards Lifesciences, Inc., and also has responsibility for Canada. Previously, Ms. Nevinny was responsible for Edwards’ global operations and served as Chief Financial Officer and Treasurer. Before joining Edwards in 2003, Ms. Nevinny was Vice President, Chief Financial Officer of Tularik, Inc., a company involved in the discovery and development of drugs based on gene regulation, which was sold to Amgen, Inc. in 2004. Prior to joining Tularik, she was Executive Director-Health Care Group at Warburg Dillon Read LLC, an investment bank. Ms. Nevinny is a director of Onyx Pharmaceuticals, Inc., a biopharmaceutical company focused on the treatment of cancer. Ms. Nevinny received her undergraduate degree in industrial engineering from Stanford University and her Master’s degree in business administration from Harvard Business School.

Richard F. Pops has served on the Board of Directors since April 1998. Mr. Pops is Chairman, Chief Executive Officer and President of Alkermes, Inc. He joined Alkermes as Chief Executive Officer in February 1991. Under his leadership, Alkermes has grown from a privately held research based company with 25 employees to a fully integrated publicly traded pharmaceutical company with more than 500 employees. In addition to Alkermes, he currently serves on the Board of Directors of: Acceleron Pharma, Inc., a biotechnology company focused on musculoskeletal and metabolic therapeutics; Epizyme Corporation, a biotechnology company focused on epigenetics; the Biotechnology Industry Organization; the New England Healthcare Institute; Pharmaceutical Research and Manufacturers of America (PhRMA) and Harvard Medical School Board of Fellows. Mr. Pops was previously a director of CombinatoRx, Incorporated. He received a B.A. in economics from Stanford University in 1983.

William H. Rastetter, Ph.D. has served on the Board of Directors since February 2010. He has been a partner in the venture capital firm, Venrock, since 2006. Concurrently, he serves as the Chairman and Chief Executive Officer of Receptos, Inc. a privately held company in the Venrock portfolio. Dr. Rastetter has been a director on the board of Illumina, Inc. since November 1999 and non-executive chairman since January 2005. He was Executive Chairman of Biogen Idec, Inc. from 2003 to 2005. Earlier he served as Chairman and Chief Executive Officer of IDEC Pharmaceuticals Corporation until its merger with Biogen in 2003; he joined IDEC Corporation as its Chief Executive Officer at the company’s founding in 1986. From 1984 to 1986, Dr. Rastetter was Director of Corporate Ventures at Genentech, where from 1982 to 1984 he held scientific positions. He held a series of faculty positions including Associate Professor at the Massachusetts Institute of Technology (“MIT”) from 1975 to 1982. Dr. Rastetter has a Bachelor of Science degree in chemistry from MIT, and received Master of Art and doctorate degrees in chemistry from Harvard University.

Stephen A. Sherwin, M.D. has served on the Board of Directors since April 1999. Dr. Sherwin is currently Chairman of the Board of Ceregene, Inc., a company which he co-founded in 2001 which is developing gene therapies for neurodegenerative diseases. Dr. Sherwin previously served as Chief Executive Officer of Cell Genesys, Inc., from the beginning of company operations in 1990, and also served as Chairman of the Board beginning in 1994, until Cell Genesys merged with BioSante Pharmaceuticals, Inc. in 2009. He was also a co-founder and Chairman of the Board of Abgenix, Inc., an antibody company which was acquired by Amgen, Inc. in 2006. From 1983 to 1990, Dr. Sherwin held various positions at Genentech, Inc., most recently as Vice President of Clinical Research. Prior to 1983, he was on the staff of the National Cancer Institute. Dr. Sherwin also currently serves as a director of Biogen, Idec, a company developing and commercializing products for neurology, oncology and immunology, BioSante Pharmaceuticals, a company developing topical hormonal therapies for female sexual disorders and Rigel Pharmaceuticals, Inc., a biotechnology company developing therapies for inflammatory autoimmune and metabolic diseases. In addition, Dr. Sherwin has been a member of the board of directors of the Biotechnology Industry Organization since 2002 and was elected Chairman of the Board in 2009. Dr. Sherwin holds a B.A. in biology summa cum laude from Yale University and an M.D. from Harvard Medical School and is board-certified in internal medicine and medical oncology.

Wylie W. Vale, Ph.D. has served as a director of the Company since September 1992. Dr. Vale is one of the Company’s academic co-founders and was previously the Chief Scientific Advisor and a member of the Company’s Founding Board of Scientific and Medical Advisors. He is The Helen McLoraine Professor of Molecular Neurobiology at The Salk Institute for Biological Studies and is the Senior Investigator and Head of The Clayton Foundation Laboratories for Peptide Biology at The Salk Institute, where he is a former member of the Board of Trustees and former Chairman of the Faculty. He is also an Adjunct Professor of Medicine at the University of California, San Diego. In addition, Dr. Vale is recognized for his work on the molecular, pharmacological and biomedical characterization of neuroendocrine peptides, growth factors and their receptors. In recognition of his discoveries, he has received numerous awards and he is a member of the American Academy of Arts and Sciences, the Institute of Medicine and the National Academy of Sciences. Dr. Vale is a co-founder and member of the Board of Directors of Acceleron Pharma, Inc., a biotechnology company focused on musculoskeletal and metabolic therapeutics. He is a past president of both the American Endocrine Society and the International Society of Endocrinology. Dr. Vale received a B.A. in biology from Rice University and a Ph.D. in physiology and biochemistry from the Baylor College of Medicine.

CORPORATE GOVERNANCE

General

We have long believed that good corporate governance is important to ensure that Neurocirne is managed for the long-term benefit of its shareholders. We periodically review our corporate governance policies and practices.

What is the Board’s leadership structure?

It is the Company’s policy to separate the roles of Chief Executive Officer and Chairman of the Board. This separation recognizes the independent roles of the Board of Directors, Chairman of the Board and Chief Executive Officer. The Board of Directors sets Company strategy and provides oversight and accountability for the Chief Executive Officer and Company management. The Chairman of the Board presides over the Board of Directors and provides guidance to the Chief Executive Officer. The Chief Executive Officer sets Company goals and provides leadership and day to day oversight in furtherance of those goals. The Company believes that separation of the Board and Company leadership preserves the independence of these roles and maximizes the Board’s performance.

Are the members of the Board independent?

The Board of Directors annually reviews the independence of each of the directors. With the exception of Kevin C. Gorman, Ph.D., who is the President and Chief Executive Officer of Neurocrine and Gary A. Lyons, who is the former President and Chief Executive Officer of Neurocrine, all current members of the Board of Directors meet the definition of “independent director” under the Nasdaq Stock Market qualification standards. William H. Rastetter, Ph.D. is a partner in Venrock, a venture capital firm. In December 2009, certain investment funds affiliated with Venrock acquired approximately 4.8 million shares of Neurocrine’s common stock in a privately negotiated transaction for aggregate gross proceeds of approximately $10.0 million. Venrock has implemented an internal disclosure screen designed to prevent the transmission of information related to Neurocrine between Dr. Rastetter and other Venrock personnel, and Dr. Rastetter does not exercise any voting or dispositive power over the Neurocrine shares held by Venrock. As a result, the Board of Directors determined Dr.  Rastetter to be independent within the meaning of the Nasdaq Stock Market qualification standards.

How often did the Board meet during fiscal 2009?

The Board of Directors of the Company held a total of six meetings during 2009. During 2009, the Board of Directors had an Audit Committee, a Compensation Committee and a Nominating/Corporate Governance Committee. Charters for each of these committees have been established and approved by the Board of Directors and copies of the charters of the Audit and Compensation Committees have been posted on the Company’s website at www.neurocrine.com. The charter of The Nominating/Corporate Governance Committee was filed as Appendix A to the Company’s proxy statement filed with the SEC on April 23, 2008. During 2009, as a result of a pre-existing commitment that prevented his participation in a special meeting of the Board of Directors, director Richard F. Pops attended fewer than 75% of the aggregate of the total number of meetings of the Board of Directors. During 2009 no other director attended fewer than 75% of the aggregate of the total meetings of the Board of Directors and no director attended fewer than 75% of the total number of meetings held by all committees of the Board of Directors on which such director served.

What are the various committees of the Board and which directors are on those committees?

The Company’s Audit Committee is comprised entirely of directors who meet the independence requirements set forth in Nasdaq Stock Market Rule 5605(c)(2)(A). Information regarding the functions performed by the committee, its membership, and the number of meetings held during the fiscal year is set forth in the “Report of the Audit Committee,” included in this annual proxy statement. The members of the Audit Committee included Corinne H. Nevinny, Richard F. Pops, and W. Thomas Mitchell. The Board of Directors has determined that Corinne H. Nevinny and Richard F. Pops are “audit committee financial experts” within the meaning of item 407(d)(5) of SEC Regulation S-K.

The Company’s Compensation Committee included directors Richard F. Pops, Stephen A. Sherwin, M.D. and Wylie W. Vale. This committee met twice during 2009. The Compensation Committee reviews and recommends to the Board the compensation of executive officers and other employees of the Company. Each of the current members of the Compensation Committee is an independent director as defined by Nasdaq Stock Market Rule 5605(a)(2).

The Company also has a Nominating/Corporate Governance Committee currently comprised of W. Thomas Mitchell, Joseph A. Mollica, Ph.D., Stephen A. Sherwin, M.D. and William H. Rastetter, Ph.D.; all of whom are independent directors as defined by Nasdaq Stock Market Rule 5605(a)(2). The Nominating/Corporate Governance Committee is responsible for developing and implementing policies and practices relating to corporate governance, including administration of the Company’s Code of Business Conduct and Ethics which is available on the Company’s website at www.neurocrine.com. The functions of this committee also include consideration of the composition of the Board and recommendation of individuals for election as directors of the Company. The Nominating/Corporate Governance Committee will consider nominees recommended by stockholders provided such nominations are made pursuant to the Company’s Bylaws and applicable law. The committee met twice during 2009. The committee met in early 2010 to recommend that the Board of Directors nominate Corinne H. Nevinny, Richard F. Pops and Stephen A. Sherwin, M.D. for re-election as Class II directors for the upcoming three-year term.

What is our director nomination process?

In selecting non-incumbent candidates and reviewing the qualifications of incumbent candidates for the Board of Directors, the Nominating/Corporate Governance Committee considers the Company’s corporate governance principles, which include the following:

Directors should possess the highest ethics, integrity and values, and be committed to representing the long-term interest of the stockholders. They also must have experience they can draw upon to help direct the business strategies of the Company together with sound judgment. They must be actively engaged in the pursuit of information relevant to the Company’s business and must constructively engage their fellow Board members and management in dialogue and the decision-making process.

Directors must be willing to devote sufficient time to carrying out their duties and responsibilities effectively, and should be committed to serve on the Board for an extended period of time. Directors should offer their resignation in the event of any significant change in their personal circumstances, including a change in their principal job responsibilities.

In evaluating director nominees, the Nominating/Corporate Governance Committee considers the following factors: the appropriate size of the Company’s Board of Directors; personal and professional integrity, ethics and values; experience in corporate management, such as serving as an officer or former officer of a publicly held company; and experience as a board member of another publicly held company.

It is the Company’s policy to have a diversity of skills, professional experience, education, associations, achievements, training, points of view and individual qualities and attributes represented on the Board of Directors. The Nominating/Corporate Governance Committee considers the diversity of the Board of Directors when evaluating candidates for election or re-election to the Board of Directors.

The Nominating/Corporate Governance Committee’s goal is to assemble a Board of Directors that brings to the Company a variety of perspectives and skills derived from high quality business and professional experience. In doing so, the Nominating/Corporate Governance Committee also considers candidates with appropriate non-business backgrounds.

Other than the foregoing, there are no stated minimum criteria for director nominees, although the Nominating/Corporate Governance Committee may also consider such other facts as it may deem are in the best interests of the Company and its stockholders. The Nominating/Corporate Governance Committee does, however, believe that at least one, and, preferably, several, members of the Board of Directors, meet the criteria for an “audit committee financial expert” as defined by SEC rules. The Nominating/Corporate Governance Committee also believes it appropriate for certain key members of the Company’s management to participate as members of the Board of Directors.

The following paragraphs provide information as of the date of this proxy statement about the specific experience, qualifications, attributes and skills of each nominee and current member of the Board of Directors that led the Board to conclude that such person should serve as a director. In addition to the information below regarding each Board member, we also believe that all of our directors have a reputation for honesty, integrity and highest ethical standards. They each have demonstrated business acumen, an ability to exercise sound judgment and a commitment to serve the Company.

Class II Directors Nominated for Re-election at 2010 Annual Meeting

The nomination of Corinne H. Nevinny for re-election to the Company’s Board of Directors is based on her global expertise as a prior President for Global Operations of Edward Lifesciences, Inc., her financial background as a prior Chief Financial Officer for Edwards Lifesciences and Tularik, Inc. and her capital markets experience as Executive Director – Health Care Group at Warburg Dillon Read LLC. Her combination of financial, global and capital markets experience has in the past, and will in the future, help guide the Company’s financial and capital strategies.

The nomination of Richard F. Pops for re-election to the Company’s Board of Directors is based on his leadership experience and track record for growing companies, his strength in business strategy and his financial acumen and capital markets experience. In addition, Mr. Pops is recognized for his service to the biopharmaceutical industry as a member of the Boards of the Biotechnology Industry Organization, Pharmaceutical Research and Manufacturers of America, New England Healthcare Institute and Harvard Medical School Board of Fellows. Mr. Pops contributes this breadth and range of industry experience from operation and strategy to policy to the Board of Directors.

The nomination of Stephen A. Sherwin, M.D. for re-election to the Company’s Board of Directors is based on his experience and credentials in the biotechnology industry as the former Chief Executive Officer of Cell Genesys, Inc., co-founder of Abgenix, Inc. and Ceregene, Inc., and his positions at Genentech, Inc. and the National Cancer Institute. Dr. Sherwin also currently serves as Chairman of the Biotechnology Industry Organization. In addition to his biotechnology credentials, Dr. Sherwin’s medical expertise in internal medicine and medical oncology provides a unique contribution to the Board of Directors.

Class I Directors Continuing Until 2012 Annual Meeting

The continued service of W. Thomas Mitchell on the Company’s Board of Directors is based on his proven ability to build companies on a global scale. Under Mr. Mitchell’s leadership, Genencor International substantially increased its revenues and through acquisition and integration of businesses grew on an international scale. In addition to his strategic company experience, Mr. Mitchell brings experience in public policy initiatives and finance to the Company’s Board of Directors.

The continued service of Joseph A. Mollica on the Company’s Board of Directors is based on his years of experience in the pharmaceutical industry including his wide range of leadership experience, roles and responsibilities with companies such as Pharmacopeia Drug Discovery, Inc., Accelrys, Dupont Company, Dupont Merck Pharmaceutical Company and Ciba-Geigy and his service on a number of life science company Boards. Dr. Mollica contributes a significant history and depth of experience in the biopharmaceutical industry to the Board of Directors.

The continued service of Wylie W. Vale, PhD on the Company’s Board of Directors is based on Dr. Vale’s contributions as a scientific advisor and co-founder of the Company. As the Helen McLoraine Professor of Molecular Neurobiology at The Salk Institute for Biological Studies, Senior Investigator and Head of The Clayton Foundation for Peptide Biology, Adjunct Professor of Medicine at the University of California San Diego and member of the prestigious American Academy of Arts and Sciences, Dr. Vale’s scientific accomplishments are significant and widely recognized and he contributes this scientific knowledge and experience to the Board of Directors.

Class III Directors Continuing Until 2011 Annual Meeting

The continued service of Gary A. Lyons on the Company’s Board of Directors is based on Mr. Lyons’ extensive business development experience and, as the Company’s former Chief Executive Officer, his in-depth understanding of the Company’s product candidates, management and culture. With this history with the Company and management, Mr. Lyons brings a unique perspective and point of view to the Company’s Board.

The continued service of William H. Rastetter, Ph.D. on the Board of Directors is based on Dr. Rastetter’s scientific and technical expertise combined with his business experience in leading rapidly growing companies in the life science industry. The Company’s continued growth is dependent on scientific and technical advances, and the Board of Directors believes that Dr. Rastetter offers both strategic and technical insight into the risks and opportunities associated with our business. In addition, Dr. Rastetter’s board and executive leadership experience at other life science companies provides valuable strategic and governance insight to the Board of Directors as a whole.

The continued service of Kevin C. Gorman, Ph.D. on the Company’s Board of Directors is based on the fact that as Chief Executive Officer of the Company, Dr. Gorman has extensive knowledge of our product candidates, our employees and the industry in which we operate. Dr. Gorman has also demonstrated exceptional leadership skills, sound business judgment and a strong commitment to the Company.

Identification and Evaluation of Nominees for Director

The Nominating/Corporate Governance Committee identifies nominees for director by first evaluating the current members of the Board of Directors willing to continue in service. Current members with qualifications and skills that are consistent with the Nominating/Corporate Governance Committee’s criteria for Board of Directors service and who are willing to continue in service are considered for re-nomination, balancing the value of continuity of service by existing members of the Board of Directors with that of obtaining a new perspective. If any member of the Board of Directors does not wish to continue in service or if the Board of Directors decides not to re-nominate a member for re-election, the Nominating/Corporate Governance Committee identifies the desired skills and experience of a new nominee in light of the criteria above. The Nominating/Corporate Governance Committee generally polls the Board of Directors and members of management for their recommendations and may also seek input from third-party search firms. The Nominating/Corporate Governance Committee may also seek input from industry experts or analysts. The Nominating/Corporate Governance Committee reviews the qualifications, experience and background of the candidates. Final candidates are then interviewed by the Company’s independent directors and executive management. In making its determinations, the Nominating/Corporate Governance Committee evaluates each individual in the context of the Company’s Board of Directors as a whole, with the objective of assembling a group that can best perpetuate the success of the Company and represent stockholder interests through the exercise of sound judgment. After review and deliberation of all feedback and data, the Nominating/Corporate Governance Committee makes its recommendation to the Board of Directors.

We have not received director candidate recommendations from the Company’s stockholders and do not have a formal policy regarding consideration of such recommendations. However, any recommendations received from stockholders will be evaluated in the same manner that potential nominees suggested by board members, management or other parties are evaluated. Accordingly, our Board of Directors believes a formal policy regarding consideration of such recommendations is unnecessary.

What is our process for stockholder communications with the Board of Directors?

Stockholders of the Company wishing to communicate with the Company’s Board of Directors or an individual director may send a written communication to the Board of Directors or such director c/o Neurocrine Biosciences, Inc., 12780 El Camino Real, San Diego, CA 92130, Attn: Corporate Secretary. Each communication must set forth:

•	the name and address of the Company stockholder on whose behalf the communication is sent; and

•	the number of Company shares that are owned beneficially by such stockholder as of the date of the communication.

Each communication will be reviewed by the Company’s Corporate Secretary to determine whether it is appropriate for presentation to the Board or such director. Examples of inappropriate communications include advertisements, solicitations or hostile communications.

Communications determined by the Corporate Secretary to be appropriate for presentation to the Board or such director will be submitted to the Board or such director on a periodic basis.

What is the Board’s role in risk oversight?

While the Board of Directors has ultimate oversight responsibility for the risk management process, it has delegated portions of this responsibility to various committees. The Board and committees oversee risk throughout the business with focus on financial risk, legal/compliance risk and strategic risk. The Audit Committee focuses on financial risk and internal controls and receives an annual financial risk assessment from the Company’s independent auditors. The Nominating/Corporate Governance Committee and Audit Committee each focus on legal/compliance risk with the Nominating/Corporate Governance Committee taking the lead on the governance and management process and the Audit Committee taking the lead on SEC reporting and compliance. The Compensation Committee addresses compensation policies and practices as they relate to risk management practices and risk-taking incentives. The participation of the full Board in setting the Company’s business strategy incorporates assessment of strategic risk for the Company overall.

How do the Company’s compensation policies and practices relate to risk management practices and risk-taking incentives?

The Compensation Committee in working with the Board of Directors initiated an assessment of how the Company’s compensation policies and practices relate to risk management practices and risk-taking incentives. As part of the process, the Compensation Committee engaged the services of an external compensation consulting firm to conduct an independent risk assessment. Based on its assessment, the Compensation Committee concluded that the Company’s compensation policies and practices do not create risks that are reasonably likely to have a material adverse effect on the Company.

What is our policy regarding Board member attendance at the Company’s Annual Meeting?

The Company does not have a formal policy regarding attendance by members of the Board of Directors at the Annual Meeting. All members of the Board of Directors attended the 2009 Annual Meeting of Stockholders.

REPORT OF THE AUDIT COMMITTEE

The following Report of the Audit Committee does not constitute soliciting material and should not be deemed filed or incorporated by reference into any other Company filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent the Company specifically incorporates this Report by reference therein.

The Audit Committee is currently comprised of directors Corinne H. Nevinny, Richard F. Pops, and W. Thomas Mitchell. All current committee members satisfy the definition of independent director as established in the Nasdaq Stock Market qualification requirements. The Audit Committee met four times during the year ended December 31, 2009.

The Audit Committee oversees the Company’s financial reporting process on behalf of the Board of Directors. Management has the primary responsibility for the Company’s financial statements and the reporting process, including the Company’s systems of internal controls. In fulfilling its oversight responsibilities, the Audit Committee has reviewed and discussed with management the Company’s audited financial statements as of and for the year ended December 31, 2009 with management, including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments and the clarity of disclosures in the financial statements.

The Audit Committee also has reviewed and discussed the Company’s audited financial statements as of and for the year ended December 31, 2009 with the Company’s independent registered public accounting firm, who are responsible for expressing an opinion on the conformity of those audited financial statements with accounting principles generally accepted in the United States, as well as their judgments as to the quality, not just the acceptability, of the Company’s accounting principles and such other matters as are required to be discussed with the Audit Committee under Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1, AU Section 380), as adopted by the Public Company Accounting Oversight Board (United States) (the “PCAOB”) in Rule 3200T. The independent registered public accounting firm also is responsible for performing an independent audit of the Company’s internal control over financial reporting in accordance with the auditing standards of the PCAOB. In addition, the Audit Committee has discussed the independent registered public accounting firm’s independence from management and the Company, including the matters in the written disclosures and the letter from the independent registered public accounting firm required by applicable requirements of the PCAOB and considered the compatibility of non-audit services with the auditors’ independence.

The Audit Committee discussed with the Company’s independent registered public accounting firm the overall scope and plans for their audits. The Audit Committee meets with the independent registered public accounting firm, with and without management present, to discuss the results of their examinations, their evaluations of the Company’s internal controls, and the overall quality of the Company’s financial reporting.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2009, for filing with the Securities and Exchange Commission. The Audit Committee and the Board are also seeking stockholder ratification of the selection of the Company’s independent registered public accounting firm for the year ending December 31, 2010.

Respectfully submitted by:

AUDIT COMMITTEE

Corinne H. Nevinny

W. Thomas Mitchell

Richard F. Pops

Audit and non-audit fees

The aggregate fees billed to the Company by Ernst & Young LLP, the Company’s independent registered public accounting firm (“Ernst & Young”), for the indicated services for each of the last two fiscal years were as follows:

	2009	2008
Audit fees (1)	$320,600	$348,188
Audit related fees (2)	7,316	6,000
Tax fees (3)	—	—
All other fees (4)	—	—

Total	$327,916	$354,188

(1)	Audit fees consist of fees for professional services performed by Ernst & Young LLP for the integrated audit of the Company’s annual financial statements and internal control over financial reporting and review of financial statements included in the Company’s 10-Q filings, and services that are normally provided in connection with statutory and regulatory filings or engagements.

(2)	Audit related fees consist of fees for assurance and related services performed by Ernst & Young LLP that are reasonably related to the performance of the audit or review of the Company’s financial statements.

(3)	Tax fees consist of fees for professional services performed by Ernst & Young LLP with respect to tax compliance, tax advice and tax planning.

(4)	All other fees consist of fees for other permissible work performed by Ernst & Young LLP that does not meet with the above category descriptions.

The Audit Committee has considered whether the provision of non-audit services is compatible with maintaining the independence of Ernst & Young LLP, and has concluded that the provision of such services is compatible with maintaining the independence of that firm. All of the services rendered by Ernst & Young LLP were pre-approved by the Audit Committee in accordance with the Audit Committee pre-approval policy described below.

Audit Committee policy regarding pre-approval of audit and permissible non-audit services of our independent registered public accounting firm

The Company’s Audit Committee has established a policy that all audit and permissible non-audit services provided by the Company’s independent registered public accounting firm will be pre-approved by the Audit Committee. These services may include audit services, audit-related services, tax services and other services. The Audit Committee considers whether the provision of each non-audit service is compatible with maintaining the independence of the Company’s registered public accounting firm. Pre-approval is detailed as to the particular service or category of services and is generally subject to a specific budget. The Company’s independent registered public accounting firm and management are required to periodically (at least quarterly) report to the Audit Committee regarding the extent of services provided by the independent registered public accounting firm in accordance with this pre-approval, and the fees for the services performed to date.

PROPOSAL ONE: ELECTION OF DIRECTORS

The Company’s Bylaws provide that the Board of Directors will be comprised of nine directors. The Company’s Certificate of Incorporation provides that the Board of Directors is divided into three classes. There are currently three directors in Class I (Joseph A. Mollica, Ph.D., Wylie W. Vale, Ph.D. and W. Thomas Mitchell), three directors in Class II (Corinne H. Nevinny, Richard F. Pops, and Stephen A. Sherwin, M.D.), and three directors in Class III (Gary A. Lyons, William H. Rastetter, Ph.D. and Kevin C. Gorman, Ph.D.). With the exception of Kevin C. Gorman, Ph.D., who is the President and Chief Executive Officer of Neurocrine, and Gary A. Lyons, who is the former President and Chief Executive Officer of Neurocrine, all current members of the Board of Directors meet the definition of “independent director” under the Nasdaq Stock Market qualification standards.

The directors in Class I hold office until the 2012 Annual Meeting of Stockholders, the directors in Class II hold office until the 2010 Annual Meeting of Stockholders and the directors in Class III hold office until the 2011 Annual Meeting of Stockholders (or, in each case, until their earlier resignation, removal from office, or death). After each such election, the directors in each such case will then serve in succeeding terms of three years and until a successor is duly elected and qualified. Officers of the Company serve at the discretion of the Board of Directors. There are no family relationships among the Company’s directors and executive officers.

The term of office for directors Corinne H. Nevinny, Richard F. Pops, and Stephen A. Sherwin, M.D., will expire at the 2010 Annual Meeting. At the 2010 Annual Meeting, the stockholders will elect three Class  II directors for a term of three years.

Nominees for Election at the Annual Meeting

All of the nominees (Corinne H. Nevinny, Richard F. Pops and Stephen A. Sherwin, M.D.) are currently Class II directors of the Company. All of the nominees were previously elected to the Board of Directors by the Company’s stockholders. Information about the nominees is set forth below:

Name of Director	Age	Position in the Company	Director Since
Corinne H. Nevinny (1)	50	Director	2004
Richard F. Pops (1)(3)	48	Director	1998
Stephen A. Sherwin, M.D. (2)(3)	61	Director	1999

(1)	Member of the Audit Committee.

(2)	Member of the Nominating/Corporate Governance Committee.

(3)	Member of the Compensation Committee.

Who are the remaining directors that are not up for election this year?

The Class I and III directors will remain in office after the 2010 Annual Meeting. The names and certain other current information about the directors whose terms of office continue after the Annual Meeting are set forth below:

Name of Director	Age	Position in the Company	Director Since
Kevin C. Gorman, Ph.D.	52	President, Chief Executive Officer and Director	2008
Gary A. Lyons	59	Director	1993
Joseph A. Mollica, Ph.D. (3)	69	Director	1997
W. Thomas Mitchell (1)(3)	64	Director	2002
William H. Rastetter, Ph.D. (3)	62	Director	2010
Wylie W. Vale, Ph.D. (2)	68	Director	1992

(1)	Member of the Audit Committee.

(2)	Member of the Compensation Committee.

(3)	Member of the Nominating/Corporate Governance Committee.

Vote Required

The nominees receiving the highest number of affirmative votes of the shares present in person or represented by proxy at the 2010 Annual Meeting and entitled to vote on the election of directors will be elected to the Board of Directors.

Votes withheld from any director are counted for purposes of determining the presence or absence of a quorum, but have no other legal effect under Delaware law.

Unless otherwise instructed, the proxy holders will vote the proxies received by them for the Company’s Class II nominees named above. If any of the Company’s nominees is unable or declines to serve as a director at the time of the Annual Meeting, the proxies will be voted for any nominee who is designated by the present Board of Directors to fill the vacancy. It is not expected that any of the Company’s nominees will be unable or will decline to serve as a director. The Board of Directors unanimously recommends that stockholders vote “FOR” the Class II nominees named above.

PROPOSAL TWO: RATIFICATION OF APPOINTMENT OF

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

General

The Audit Committee has selected Ernst & Young LLP to audit the financial statements of the Company for the current fiscal year ending December 31, 2010. Ernst & Young LLP has audited the Company’s financial statements since 1992. Representatives of Ernst & Young LLP are expected to be present at the Annual Meeting, will have the opportunity to make a statement if they so desire, and are expected to be available to respond to appropriate questions.

Stockholders are not required to ratify the selection of Ernst & Young LLP as the Company’s independent registered public accounting firm. However, the Audit Committee is submitting the selection of Ernst & Young LLP to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the selection, the Audit Committee will reconsider whether or not to retain that firm. Even if the selection is ratified, the Audit Committee in their discretion may direct the selection of a different independent registered public accounting firm at any time during the year if they determine that such a change would be in the best interests of the Company and its stockholders.

Vote Required

The affirmative vote of the holders of a majority of the shares represented in person or by proxy at the Annual Meeting will be required to approve and ratify the Audit Committee’s selection of Ernst & Young LLP. The Board of Directors unanimously recommends voting “FOR” approval and ratification of such selection. In the event of a negative vote on such ratification, the Audit Committee will reconsider its selection.

PROPOSAL THREE: STOCKHOLDER PROPOSAL TO DECLASSIFY

THE BOARD OF DIRECTORS

General

The Comptroller of the City of New York is the custodian and a trustee of the New York City Teachers’ Retirement System, the New York City Police Pension Fund and the New York City Fire Department Pension Fund and the custodian of the New York City Board of Education Retirement System. The address of such stockholders is: The City of New York, Office of the Comptroller, 1 Centre Street, New York, NY 10007-2341.

The stockholders identified above own an aggregate of 119,173 shares of our common stock and have submitted the following proposal for consideration in this proxy statement. We are not responsible for any of the contents of the language of the stockholder proposal, which is included below in italics and between quotation marks. The Board unanimously opposes this stockholder proposal for the reasons stated in the “Statement in Opposition of the Stockholder Proposal to Declassify the Board of Directors,” which follows the stockholder proposal.

“REPEAL CLASSIFIED BOARD

Submitted by William C. Thompson, Jr., Comptroller, City of New York, on behalf of the Boards of Trustees of the New York City Teachers’ Retirement System, the New York City Police Pension Fund, the New York City Fire Department Pension Fund, and the New York City Board of Education Retirement System

BE IT RESOLVED, that the stockholders of Neurocrine Biosciences, Incorporated request that the Board of Directors take the necessary steps to declassify the Board of Directors and establish annual elections of directors, whereby directors would be elected annually and not by classes. This policy would take effect immediately, and be applicable to the re-election of any incumbent director whose term, under the current classified system, subsequently expires.

SUPPORTING STATEMENT

We believe that the ability to elect directors is the single most important use of the shareholder franchise. Accordingly, directors should be accountable to shareholders on an annual basis. The election of directors by classes, in our opinion, minimizes accountability and precludes the full exercise of the rights of shareholders to approve or disapprove annually the performance of a director or directors.

In addition, since only a fraction of the Board of Directors is elected annually, we believe that classified boards could frustrate, to the detriment of long-term shareholder interest, the efforts of a bidder to acquire control or a challenger to engage successfully in a proxy contest.

We urge your support for the proposal to repeal the classified board and establish that all directors be elected annually.”

STATEMENT IN OPPOSITION OF THE STOCKHOLDER PROPOSAL

TO DECLASSIFY THE BOARD OF DIRECTORS

Our Certificate of Incorporation currently provides for a “classified board,” which is divided into three classes. The members of each class are elected to serve staggered three-year terms. The current classified board structure has been in place since our initial public offering in 1996. This same non-binding stockholder proposal was submitted at our 2007, 2008 and 2009 Annual Meetings of Stockholders. At those meetings, the proposal received approximately 54%, 68% and 68%, respectively, of the votes cast on the proposal (including abstentions) and was therefore approved, but the affirmative votes represented less than half of our outstanding shares as of the record date for those meetings. As described below, the vote that would be necessary to actually repeal the classified board provisions of our Certificate of Incorporation would be the affirmative vote of the holders of a majority of our outstanding common stock - a threshold beyond the affirmative votes cast in favor of the proposal at the 2007, 2008 and 2009 Annual Meetings. Moreover, we continue to believe that our classified board structure offers important advantages and continues to be in the best interests of the Company and our stockholders.

Continuity and Stability. We believe that a classified Board enhances continuity and stability in our management and policies since a majority of the directors at any given time will have had prior experience and familiarity with our business. This continuity and stability fosters a greater focus on long-term strategic planning and other areas of oversight, thereby enhancing our value to stockholders. We believe that the long-term perspective resulting from Board continuity and stability is particularly important for a company such as ours that is engaged in the research and development of pharmaceutical products, given the significant time, money and effort that is required to successfully develop and commercialize such products, the fundamentally unpredictable nature of drug development, and the inherent volatility in stock prices for biotechnology and pharmaceutical companies. Moreover, this continuity helps us attract and retain qualified individuals willing to commit the time and dedication necessary to understand the Company, our operations and our competitive environment - and who we believe are therefore better positioned to make decisions that benefit our stockholders.

Protection Against Hostile Bidders. In the event of an unfriendly or unsolicited effort to take over or restructure the Company, the classified Board structure facilitates our ability to obtain the best outcome for stockholders by giving us time to negotiate with the entity seeking to gain control of the Company and to consider alternative methods of maximizing stockholder value. If a corporation has a classified board and a hostile bidder stages and wins a proxy contest at the corporation’s annual meeting, the bidder can replace one-third of the existing directors at that meeting, meaning that the bidder would need to stage and win a second proxy contest at the next annual meeting to gain control of the board. In contrast, if the corporation’s board was declassified, a hostile bidder could at the first annual meeting replace a majority of the directors with directors who are friendly to the bidder. Declassification of the Board would eliminate these benefits and therefore provide us with less time to evaluate a takeover proposal, negotiate the best result for all stockholders and consider alternatives. We believe that this protection against unfriendly or unsolicited takeover efforts is particularly important because we do not have a stockholder rights plan, also known as a “poison pill”, currently in place.

Accountability to Stockholders. In the opinion of the Board, directors of a classified board are just as accountable to stockholders as those on an annually elected board. Since one-third of our directors stand for election each year, stockholders have the opportunity annually to vote against, or withhold their votes from, those directors as a way of expressing any dissatisfaction with the Board or management. Moreover, the entire Board can be replaced in the course of three annual meetings, all held within approximately two years. Our directors believe that they are no less attentive to stockholder concerns as a result of having been elected to three-year terms, and that they are equally accountable to the stockholders in years when they do not face re-election. The Board is committed to the highest quality of corporate governance and has adopted Corporate Governance Guidelines that, among other things, focus on the independence of our directors and the effective performance and functioning of the Board.

Effect of the Stockholder Proposal. Approval of the stockholder proposal requires the affirmative vote of the holders of a majority of the shares represented in person or by proxy at the meeting. However, approval of the proposal would not automatically eliminate the classified Board, as it is a non-binding proposal requesting that the Board take the necessary steps to declassify the Board. A formal amendment repealing the classified board provisions of our Certificate of Incorporation would need to be approved by the Board and submitted to our stockholders at a subsequent meeting, and it would require approval by the affirmative vote of the holders of a majority of our outstanding common stock. As indicated above, the affirmative votes cast in favor of the stockholder proposal to declassify the Board of Directors at the 2007, 2008 and 2009 Annual Meetings represented less than half of our outstanding shares as of the record date for those meetings.

Vote Required

The affirmative vote of the holders of a majority of the shares represented in person or by proxy at the Annual Meeting will be required to approve the stockholder proposal to declassify the Board of Directors. The Board of Directors unanimously recommends voting “AGAINST” the stockholder proposal to declassify the Board of Directors.

PROPOSAL FOUR: STOCKHOLDER PROPOSAL REGARDING AN ENGAGEMENT PROCESS WITH THE PROPONENTS OF CERTAIN STOCKHOLDER PROPOSALS

General

The Comptroller of the City of New York is the custodian and a trustee of the New York City Employees’ Retirement System. The address of such stockholder is: The City of New York, Office of the Comptroller, 1 Centre Street, New York, NY 10007-2341.

The stockholder identified above owns 55,293 shares of our common stock and has submitted the following proposal for consideration in this proxy statement. We are not responsible for any of the contents of the language of the stockholder proposal, which is included below in italics and between quotation marks. The Board unanimously opposes this stockholder proposal for the reasons stated in the “Statement in Opposition of the Stockholder Proposal Regarding an Engagement Process with the Proponents of Certain Stockholder Proposals,” which follows the stockholder proposal.

“Majority Votes Protocol

Submitted by William C. Thompson, Jr., Comptroller, City of New York, on behalf of the Board of Trustees of the New York City Employees’ Retirement System

WHEREAS, in 2002, United States Congress, the Securities and Exchange Commission, and the stock exchanges, recognizing the urgent need to restore public trust and confidence in the capital markets, acted to strengthen accounting regulations, to improve corporate financial disclosure, independent oversight of auditors, and the independence and effectiveness of corporate boards; and

WHEREAS, we believe these reforms, albeit significant steps in the right direction, have not adequately addressed shareholder rights and the accountability of directors of corporate boards to the shareholders who elect them; and

WHEREAS, we believe the reforms have not addressed a major concern of institutional investors - the continuing failure of numerous boards of directors to adopt shareholder proposals on important corporate governance reforms despite the proposals being supported by increasingly large majorities of the totals of shareholder votes cast for and against the proposals;

WHEREAS, the Board of Directors of our company has not adopted shareholder proposals that were supported by majority votes in the past five years;

NOW, THEREFORE, BE IT RESOLVED: That the shareholders request the Board of Directors to adopt a policy establishing an engagement process with the proponents of shareholder proposals that are supported by a majority of the votes cast, excluding abstentions and broker non-votes, at any annual meeting.

In adopting such a policy, the Board of Directors should include the following steps:

•

Within four months after the annual meeting, an independent board committee should schedule a meeting (which may be held telephonically) with the proponent of the proposal, to obtain any additional information to provide to the Board of Directors for its reconsideration of the proposal. The meeting with the proponent should be coordinated with the timing of a regularly scheduled board meeting.

•

Following the meeting with the proponent, the independent board committee should present the proposal with the committee’s recommendation, and information relevant to the proposal, to the full Board of Directors, for action consistent with the company’s charter and by-laws, which should necessarily include a consideration of the interest of the shareholders.”

STATEMENT IN OPPOSITION OF THE STOCKHOLDER PROPOSAL

REGARDING AN ENGAGEMENT PROCESS WITH THE PROPONENTS OF

CERTAIN STOCKHOLDER PROPOSALS

We are committed to, and have a long history, of open communication with our stockholders, employees and other interested parties on matters relevant to our business. Members of our management team regularly engage directly with significant stockholders regarding matters of concern to them.

The stockholder proposal indicates in part that “the Board of Directors of our company has not adopted shareholder proposals that were supported by majority votes in the past five years.” We believe it is important to clarify this statement. At our 2007, 2008 and 2009 Annual Meetings of Stockholders, a non-binding stockholder proposal to declassify the Board of Directors (the same proposal as Proposal Three, was submitted. While the proposal received approximately 54%, 68% and 68%, respectively, of the votes cast on the proposal (including abstentions) and was therefore approved, the affirmative votes represented less than half of our outstanding shares as of the record date for those meetings.

The vote that would be necessary to actually repeal the classified board provisions of our Certificate of Incorporation would be the affirmative vote of the holders of a majority of our outstanding common stock - a threshold well beyond the affirmative votes cast in favor of the proposal at the 2007, 2008 and 2009 Annual Meetings. Accordingly, we continue to believe that our classified board structure is in the best interests of the Company and our stockholders. The reasons for this belief are discussed in more detail in the “Statement in Opposition of the Stockholder Proposal to Declassify the Board of Directors” in Proposal Three.

The stockholder proposal regarding an engagement process with the proponents of certain stockholder proposals, if adopted, would request the creation of an additional formal process that we believe is unnecessary and duplicative of our existing practice of engaging directly with significant stockholders to discuss their concerns. We also believe that this proposed process would impose an unnecessary and arbitrary burden on our independent directors. In addition, it is our view that establishing such a process of engagement with proponents of certain stockholder proposals may favor the interests of those stockholders as opposed to the interests of our stockholders as a whole.

We will continue our practice of open communication with our stockholders and other interested parties as part of our commitment to maintaining good corporate governance practices and making Board decisions that are in the best interests of the Company and our stockholders. We believe that the stockholder proposal regarding an engagement process with the proponents of certain stockholder proposals would create an unnecessary and arbitrary burden and would not measurably enhance our current communication processes and practices, and we have therefore determined that such proposal is not in the best interests of the Company and our stockholders.

Vote Required

The affirmative vote of the holders of a majority of the shares represented in person or by proxy at the Annual Meeting will be required to approve the stockholder proposal regarding an engagement process with the proponents of certain stockholder proposals. The Board of Directors unanimously recommends voting “AGAINST” the stockholder proposal regarding an engagement process with the proponents of certain stockholder proposals.

PROPOSAL FIVE: STOCKHOLDER PROPOSAL REGARDING A RECOMMENDATION ON OFFICER COMPENSATION

General

Dr. Rami Reddy Mutyala owns 60,000 shares of our common stock and his address is 8013 Los Sabalos Street, San Diego, CA 92126.

The stockholder identified above has submitted the following proposal for consideration in this proxy statement. We are not responsible for any of the contents of the language of the stockholder proposal, which is included below in italics and between quotation marks. The Board unanimously opposes this stockholder proposal for the reasons stated in the “Statement in Opposition of the Stockholder Proposal Regarding a Recommendation on Officer Compensation,” which follows the stockholder proposal.

“I propose we recommend to the Neurocrine Biosciences Board of Directors that they implement a 25% cut in the salaries of all the Officers and a $100,000 bonus for all the Officers, for every $100 million Market Cap increase of NBIX.

Supporting Material:

In America these are tough times and Accountability is very important. In any corporate environment, it is a norm now to reward/punish senior management based on their accomplishments. One of the best methods to measure the performance of the senior management of any public trading company is based on the market value of the company. The market value of NBIX dropped about 95% for the last 4 years. Thus, NBIX management has to be held accountable in bringing down the NBIX’s market capitalization from the Midcap to SmallCap group reflecting the worst performance in the history of company. NBIX management and board has taken the easy step of cutting burn by three lay offs. While this no doubt cuts the costs why should the senior management feel no consequences of the company in downhill spiral? It is very unfair and unethical for the senior management to continue with the existing salaries. It is unfortunate that lower level employees paid the price for the mistakes of the INCOMPETENT SENIOR MANAGEMENT, particularly the CEO, Dr. Gorman because when he took over as the CEO in January 2008, in his first CC, he said that he already negotiated a deal for GnRH and working on final documents with potential partners. Based on this assurance, the shareholders expected GnRH deal was going to be signed by March 2008, now we are in September 2009 and still he has not signed a deal for GnRH. In addition, in each quarter NBIX is spending about $12 million and cash reserves are going down. Therefore, my major concern is that unless we send a strong message to the management by cutting salaries, they will spend all the remaining cash and walk out leaving the shareholders with the empty “punch bowl”! The major surprise to long term Investors is that the CEO and the other Officers sold their restricted stocks around $3.5/share because they couldn’t afford to pay IRS taxes without selling the stock. For your information, the CEO earns about $400,000.00/year and he couldn’t pay IRS taxes with out selling his NBIX stock. This is a classic example, that CEO and other Officers don’t have much commitment to the company except collecting salaries until money runs out. I know, many companies implemented salary cuts to their senior management during this economic down turn, but this senior management has been enjoying by collecting restricted stocks as well as full salaries. Dear fellow shareholders, unless we act immediately and cut salaries of Officers and provide incentives based on their performance, we could all lose our hard earned money soon. Therefore, I request that every stockholder vote in favor of this proposal.”

STATEMENT IN OPPOSITION OF THE STOCKHOLDER PROPOSAL REGARDING A RECOMMENDATION ON OFFICER

COMPENSATION

We believe that the stockholder proposal regarding a recommendation on officer compensation is unnecessary and is already sufficiently addressed within the existing framework of our compensation practices, philosophy and objectives. As described in greater detail in the Compensation Discussion and Analysis section of this Proxy Statement, our philosophy in establishing our compensation policy for officers and other employees is to attract and retain highly skilled individuals by establishing salaries, benefits, and incentive compensation which compare favorably with those for similar positions in other biotechnology companies and to align compensation plans to both short-term and long-term goals and objectives of the Company. To support this philosophy, the Compensation Committee has designed compensation programs such that approximately 30% to 40% of the executive officer’s total cash compensation is at risk and that non-cash compensation is structured to provide a reward for corporate and individual performance. We believe this approach provides an appropriate incentive for officers to attain the Company’s long-term strategic and performance goals, and also retains and motivates key officers.

Decisions regarding officer compensation require a significant amount of time, expertise and detailed knowledge of the Company, our peer group, and compensation practices. Our Compensation Committee, comprised entirely of independent directors, routinely reviews our officer compensation programs and revises them accordingly. Additionally, the Compensation Committee retains a third party compensation consultant to assist the Compensation Committee in establishing compensation levels and defining peer group compensation data of other biotechnology and pharmaceutical companies. We believe that the Compensation Committee provides effective oversight and supervision of the Company’s officer compensation policies and is in the best position to determine the proper structure of these policies consistent with the Company’s overall goals and objectives.

The stockholder proposal indicates in part that “One of the best methods to measure the performance of the senior management of any public trading company is based on the market value of the company.” We similarly believe that a component of officer compensation should be tied to the success and performance of the Company and we strive to promote a pay-for-performance environment as part of our design of officer compensation. However, officer compensation practices are influenced by a wide range of complex factors, including corporate goals, changing economic and industry conditions, evolving governance trends and the competitive compensation practices of other companies. As a result, it is important that the Compensation Committee retain the flexibility to select the appropriate pay-for-performance incentives so that we can continue to attract and retain officers with outstanding abilities and motivate them to achieve superior corporate performance.

We believe that maintaining open communication with our stockholders and other interested parties concerning officer compensation and other matters is an important component of good corporate governance practices and making Board decisions that are in the best interests of the Company and our stockholders. Our Compensation Committee will continue to review and, if necessary, modify our compensation practices, philosophy and objectives appropriately. However, the stockholder proposal regarding a recommendation on officer compensation is not based on a meaningful consideration of the wide range of factors that are essential to our overall compensation philosophy and our long-term success. Accordingly, we believe that the stockholder proposal is unnecessary and is already sufficiently addressed within the existing framework of our compensation practices, philosophy and objectives.

Vote Required

The affirmative vote of the holders of a majority of the shares represented in person or by proxy at the Annual Meeting will be required to approve the stockholder proposal to recommend to the Board of Directors. The Board of Directors unanimously recommends voting “AGAINST” the stockholder proposal regarding a recommendation on officer compensation.

EXECUTIVE OFFICERS

As of the Record Date, the executive officers of the Company were as follows:

Name	Age	Position
Kevin C. Gorman, Ph.D.	52	President, Chief Executive Officer and Director
Timothy P. Coughlin	43	Vice President and Chief Financial Officer
Margaret E. Valeur- Jensen, Ph.D., J.D.	53	Executive Vice President, General Counsel and Corporate Secretary
Christopher F. O’Brien, M.D.	53	Senior Vice President and Chief Medical Officer
Haig P. Bozigian, Ph.D.	52	Senior Vice President of Development
Dimitri E. Grigoriadis, Ph.D.	52	Vice President of Research

See above for biographical information concerning Kevin C. Gorman, Ph.D.

Timothy P. Coughlin was appointed Vice President and Chief Financial Officer in September 2006 after having served as Vice President, Controller. He is responsible for Accounting, Finance, Information Technology, Operations and Investor Relations. Prior to joining Neurocrine in 2002, he was with CHI, a nationwide integrated healthcare delivery system where he served as Vice President, Financial Services. Mr. Coughlin also served as a Senior Manager in the Health Sciences practice of Ernst & Young LLP, and its predecessors, from 1989 to 1999. Mr. Coughlin holds a Bachelor’s degree in Accounting from Temple University and a Master’s degree in International Business from San Diego State University. Mr. Coughlin is a certified public accountant in both California and Pennsylvania.

Margaret E. Valeur-Jensen, Ph.D., J.D. became Executive Vice President, General Counsel and Corporate Secretary of the Company in February 2005 after having served as Senior Vice President, General Counsel and Corporate Secretary since January 2000. She joined the Company as Vice President, General Counsel and Secretary in October 1998. She is responsible for all corporate and patent law practices at the Company, Quality Assurance, and serves as Corporate Secretary. From 1995 to 1998, Dr. Valeur-Jensen served as Associate General Counsel, Licensing and Business Law of Amgen, Inc. From 1991 to 1995, she served first as Corporate Counsel and later as Senior Counsel, Licensing for Amgen. Prior to joining Amgen, Dr. Valeur-Jensen practiced law at Davis, Polk & Wardell LLP. She earned a J.D. degree from Stanford University, a Ph.D. in biochemistry and molecular biology from Syracuse University, and was a Post-Doctoral Fellow at Massachusetts General Hospital and Harvard Medical School.

Christopher F. O’Brien, M.D. became Chief Medical Officer in January 2007 after having served as Sr. Vice President of Clinical Development since 2005. He is responsible for Clinical Operations, Regulatory Affairs, Drug Safety, Biostatistics and Data Management. Prior to joining Neurocrine, he was Chief Medical Officer at Prestwick Pharmaceuticals, Inc. from 2003 to 2005 and Senior Vice President of Global Medical Affairs at Elan Pharmaceuticals, Inc. from 2000 to 2003. Dr. O’Brien is currently on the board of directors of Verifax Corporation, a biometrics company focused on developing a dynamic signature verification system. Dr. O’Brien is a Board Certified Neurologist and obtained his undergraduate degree in Neuroscience from Boston University, his medical degree and residency training from the University of Minnesota and fellowship training from the University of Rochester School of Medicine. In addition, Dr. O’Brien holds an appointment as Associate Professor (voluntary) in the Neuroscience Department at the University of California, San Diego.

Haig P. Bozigian, Ph.D. was appointed Senior Vice President of Pharmaceutical and Preclinical Development in December 2006 after having served as Vice President of Preclinical Development. He is responsible for all pre-clinical, chemical and pharmaceutical development. Dr. Bozigian joined Neurocrine in 1997. With extensive expertise in CNS related new product development, Dr. Bozigian has participated in research and development for more than 20 years. Prior to joining Neurocrine, Dr. Bozigian served as Director of Pharmaceutical Development at Procyte Corporation, Associate Director of Pharmacokinetics and Drug

Metabolism at Sphinx Pharmaceuticals Corporation and as a Clinical Pharmacokineticist at GlaxoSmithKline. Dr. Bozigian earned his B.S. in Microbiology from the University of Massachusetts, his M.S. in Pharmacodynamics and Toxicology from the University of Nebraska Medical Center, and earned his Ph.D. in Pharmaceutical Sciences from the University of Arizona.

Dimitri E. Grigoriadis, Ph.D., became Vice President of Research in January 2007 and oversees all research functions including drug discovery, biology and chemistry. Dr. Grigoriadis joined Neurocrine in 1993, established the Pharmacology and drug screening groups and was most recently a Neurocrine Fellow and Vice President of Discovery Biology. Prior to joining Neurocrine, he was a Senior Scientist in the Neuroscience group at the DuPont Pharmaceutical Company from 1990 to 1993. Dr. Grigoriadis received his B.Sc. from the University of Guelph in Ontario Canada, and his M.Sc. and Ph.D. in Pharmacology from the University of Toronto, Ontario, Canada. He conducted his postdoctoral research at the National Institute on Drug Abuse from 1987 to 1990.

COMPENSATION DISCUSSION AND ANALYSIS

Overview and Role of the Compensation Committee

The Compensation Committee (“Committee”) reviews and recommends to the Board of Directors for approval the Company’s executive compensation policies.

The specific roles of the Committee include:

•	reviewing and, if necessary, revising the compensation philosophy of the Company;

•

reviewing and approving corporate goals and objectives relating to the compensation of the Company’s executive officers, and evaluating the performance of the Company’s executive officers in light of the Company’s goals and objectives;

•

reviewing and approving all employment agreements and compensation for all executive officers and guidelines for salaries, merit salary increases, bonus payments, stock based grants and performance stock based grants for all other employees of the Company;

•	reviewing and approving all promotions to executive officers and all new hires of executive officers;

•	managing and reviewing equity incentive, employee pension and benefit plans;

•	managing and reviewing the grant of perquisite benefits;

•	managing and reviewing executive officer and director indemnification and insurance matters; and

•	overseeing the preparation of, and approving, this section of the Company’s annual proxy statement.

Compensation Philosophy and Objectives

The Committee’s philosophy in establishing the Company’s compensation policy for executive officers and other employees is to:

•

create a structure designed to attract and retain highly skilled individuals by establishing salaries, benefits, and incentive compensation which compare favorably with those for similar positions in other biotechnology companies; and

•	align compensation plans to both short-term and long-term goals and objectives of the Company.

In light of the Company’s philosophy, the Committee attempts to provide a mix of compensation between base salary and cash bonuses such that approximately 30% to 40% of the executive officer’s total cash compensation is at risk and that non-cash compensation is structured to provide a reward for corporate and individual performance. The Committee believes that this approach provides an appropriate incentive for executive officers to attain the Company’s long-term strategic and performance goals, and also retains and motivates key executive officers. Although general economic conditions in 2009 played a role in determining the amount of compensation awards for 2010, the Company made no changes to its compensation philosophy and objectives due to these conditions.

Role of Peer Group, Compensation Surveys and Consultants

In order to evaluate the Company’s competitive position in the industry related to executive compensation, the Committee has historically reviewed and analyzed the compensation packages, including base salary levels, cash bonus awards and equity awards, offered by other biotechnology and pharmaceutical companies within a designated peer group.

As a result of a decrease in the Company’s market capitalization in 2008 through 2009 as well as significant changes to the market capitalization of many of the companies in the peer group established by the Compensation Committee for 2009, the Committee believed that the 2009 peer group of companies no longer represented an appropriate peer group for the Company. Accordingly, the Committee worked with compensation consultants to establish a new peer group to be used in setting 2010 compensation levels. This peer group was selected based on a variety of factors including business scope, market capitalization, stage of development, location and/or competition for talent, and consists of Acadia Pharmaceuticals, Inc., Affymax Inc., Alexza Pharmaceuticals, Inc., Amicus Therapeutics, Inc., Anadys Pharmaceuticals Inc., Arena Pharmaceuticals, Inc., Ariad Pharmaceuticals, Inc., ArQule Inc., CombinatoRx, Inc., Cytokinetics Incorporated, Cytori Therapeutics, Inc., Discovery Laboratories Inc., Dynavax Technologies, Infinity Pharmaceuticals, Inc., Osiris Therapeutics, Inc., Peregrine Pharmaceuticals, Inc., Rigel Pharmaceuticals, Inc., Santarus, Inc., Sunesis Pharmaceuticals, Inc.Trubion Pharmaceuticals, Inc. and Vical Incorporated. In 2009 and prior years, the Company evaluated data from the Radford Global Life Sciences Survey in addition to the peer group.

Compensation Consultant

The Committee used the services of Remedy Compensation Consulting (the “Compensation Consultant”) as a third party compensation consultant for establishing 2009 and 2010 compensation levels. The Compensation Consultant worked closely with the Committee in re-defining the peer group for 2010. The Compensation Consultant was engaged directly by the Committee, and its contract and related services are at the sole discretion of the Committee.

Role of Executive Officers in Compensation Decisions

The Committee makes all final decisions regarding compensation for all executive officers (other than compensation for the President and Chief Executive Officer, which is decided by all non-employee members of the Board of Directors), including determining equity awards. The President and Chief Executive Officer annually reviews the performance of each executive officer (other than himself). The Committee reviews competitive market data for base salary, cash bonuses and equity awards. In addition, the Committee together with the President and Chief Executive Officer consulted with the Compensation Consultant in establishing the compensation levels for 2009 and 2010. From this review, conclusions and recommendations, including proposed base salary adjustments and annual award amounts, are presented to the Committee for its consideration and approval. The Committee, in its sole discretion, can accept, modify or reject any of the recommendations.

Components of Compensation

The Company’s compensation for executive officers consists of five components: base salary, cash bonuses, equity awards, retirement benefits as provided under the Company’s 401(k) plan, and severance agreements and other benefits. Due to the importance of the role, higher level of responsibility and enhanced stockholder accountability, the President and Chief Executive Officer typically receives a greater total compensation package, including equity awards. The Company uses the peer group established by the Committee as a guideline for base salaries, cash bonuses and equity award components of compensation. Generally, the guideline for each of these three components is the range between the 50th and 75th percentile of the actual benefits for all incumbents in an appropriately comparable position as reflected by the Radford Survey for 2009 compensation and the applicable peer group for 2009 and 2010 compensation. Using significant discretion, the Committee considers each executive’s performance, contribution to goals, responsibilities, experience and qualifications when determining the appropriate compensation level for each executive within the guideline percentiles. In turn, these same components, when added together, are also within these same guideline percentiles for compensation levels as compared to the Radford Survey for 2009 compensation and to the peer group for 2009 and 2010 compensation. There is no direct correlation between how amounts paid for one component affect amounts paid under another component. Each of the five components of the Company’s executive officer compensation is described below.

Base Salary

The base salary component of compensation is designed to compensate executive officers competitively at levels necessary to attract and retain qualified executives in the pharmaceutical and biotechnology industry. For 2009 and 2010 compensation, base salary guidelines are between the 50th and 75th percentiles of rates reflected by the Radford Survey for 2009 and applicable peer groups for 2009 and 2010, enabling the Company to attract, motivate, reward and retain highly skilled executives. As a general matter, the base salary for each executive officer is initially established through negotiation at the time the officer is hired, taking into account such officer’s qualifications, experience, prior salary, and competitive salary information. Year-to-year adjustments to each executive officer’s base salary are based upon personal performance for the year, changes in the general level of base salaries of persons in comparable positions within the industry, and the average merit salary increase for such year for all employees of the Company established by the Committee, as well as other factors the Committee judges to be pertinent during an assessment period. In making base salary decisions, the Committee exercises its judgment to determine the appropriate weight to be given to each of these factors.

Cash Bonuses

The Committee’s philosophy in establishing the Company’s cash bonus compensation strategy for executive officers and other employees is to provide a mix of compensation between base salary and total cash compensation such that approximately 30% to 40% of the total target cash compensation is at risk for executives during 2010. The cash bonus guidelines are between the 50th and 75th percentiles of eligible bonuses reflected by the Radford Survey for 2009 and applicable peer groups for 2009 and 2010 enabling the Company to attract, motivate, reward and retain highly skilled executives for short-term performance. This supports the achievement of annual Company goals and objectives by basing compensation on a pay-for-performance basis.

To promote a pay-for-performance environment, the Company maintains a discretionary performance-based annual bonus program for its executive officers. Bonus payments are linked to the attainment of overall corporate goals established by the Board of Directors and individual performance for each executive officer. The Board of Directors establishes the target and maximum potential amount of each officer’s bonus payment annually, based upon the recommendation of the Committee. Normally an appropriate weight is given to each of the various goals used to calculate the amount of each executive officer’s bonus payment as determined by the Committee in its sole discretion.

In February 2009, the Board approved the Company’s performance goals for 2009 along with eligible bonus percentages and weighting for executive officers. The President and Chief Executive Officer’s eligible bonus was 60% of base salary for 2009. All other executive officers’ eligible bonus at target was 50% of their respective base salaries and maximum bonus payouts (which was the same as in 2008) as both the target and maximum levels were substantially similar to the Radford Survey and/or applicable peer group data. The performance goals for 2009 related to our lead development programs which comprise mainly GnRH, VMAT2, and urocortin 2, our earlier stage research and development programs and general administration activities. Some of the specific 2009 goals were as follows: for the GnRH and VMAT2 programs, the continuation of various clinical and pre-clinical development studies and entering into a research and development partnership for GnRH; for our earlier stage research and development program goals, the continuation of various pre-clinical development studies, preparation for clinical studies and various research and drug discovery goals; and for general administrative activities, maintaining the projected cash burn, and supplementing the early stage drug development pipeline. The Committee did not assign weightings to any goals individually or by functional area for 2009.

In general, achievement of the Company’s goals determines the initial bonus pool for the Company, which is then allocated to the executive officers based on the individual performance of each executive officer during the year. As in previous years, the 2009 executive bonuses were discretionary and there were no formulaic calculations for determining the actual amount of the bonus for each executive. Accordingly, the Board or the Committee may, in its sole discretion, eliminate any individual bonus or reduce or increase the amount of compensation payable with respect to any individual bonus. An executive officer must be an employee of the Company on the date of payment to qualify for a bonus. Any executive officer who leaves the employment of the Company, voluntarily or involuntarily, prior to the payment, is ineligible for any bonus. An employee who becomes an executive officer during the fiscal year may be eligible for a pro-rated bonus at the option of the Committee, provided the executive has been employed a minimum of three months during the calendar year. No clawback provisions have been adopted at this time. The Committee believes that the performance goals established for bonuses do not encourage excessive risk taking or have potential for encouraging behavior that may impact the Company negatively in future years.

For 2009, executive officers were eligible for the following bonuses as a percentage of annualized base salary:

Executive Officer	Minimum Payout	Target Percentage	Maximum Payout
President and Chief Executive Officer	0%	60%	120%
All Other Executive Officers	0%	50%	100%

In reviewing performance for 2009, the Committee determined that a majority of the corporate goals had been met. Goals for GnRH included generation of top-line results from the 702 and 703 studies for GnRH and initiation of the 901 study; however, the goal of obtaining a partnership was not reached. Other clinical goals were also achieved including advancement of a VMAT2 inhibitor into clinical development. Most of the early stage research and development program goals were completed, including various pre-clinical development studies, preparation for clinical studies and advancement of drug candidates in the research and drug discovery areas. General administrative goals achieved include maintaining the projected cash burn and ending 2009 with over $50 million in cash and investments. Notwithstanding the achievement of the majority of the corporate goals for the year, the Committee determined that no annual bonus payment would be awarded to the executive officers for 2009. This was primarily due to the failure to obtain a partnership for the GnRH program. The Committee also took into consideration the continuing downturn in the economy coupled with the need for the Company to conserve cash.

In February 2010, the Board approved the Company’s performance goals for 2010 along with eligible bonus percentages for executive officers. The performance goals for 2010 include goals for lead development programs, research and general administration. GnRH program goals include completion of the 901 clinical study, end of Phase II FDA meeting activities and entering into a partnership for GnRH. Early stage research and development program goals include various pre-clinical development studies, preparation for clinical studies and various research and drug discovery goals. VMAT2 goals include initiating a proof of concept trial and other pre-clinical activities. General administration goals include financial and budgetary related goals. As with the 2009 goals, the Committee did not assign weightings to any goals individually or by functional area for 2010.

Equity Awards

The Committee provides the Company’s executive officers with long-term incentive compensation through grants of stock options, restricted stock units (“RSUs”) and/or stock bonuses under the Company’s equity compensation plans. These equity-based programs provide the Company’s executive officers with the opportunity to purchase and maintain an equity interest in the Company and to share in the appreciation of the value of the Company’s common stock. The Committee believes that these grants directly motivate an executive to maximize long-term stockholder value and create an effective tool for incentivizing and retaining those executives who are most responsible for influencing stockholder value by further aligning our executive’s interests with those of our stockholders by increasing the reward to our executives when our stock price increases. The grants also utilize vesting periods that encourage key executives to continue in the employ of the Company. The Committee considers each grant subjectively, considering factors such as the individual performance of the executive officer, the anticipated contribution of the executive officer to the attainment of the Company’s long-term strategic performance goals, and to retain and motivate key executives. The equity awards for each year are set between the 50th and 75th percentiles of the actual benefits reflected by the Radford Survey for 2009 and applicable peer groups for 2009 and 2010 to enable the Company to attract, motivate, and retain highly skilled executives. Long-term incentives granted in prior years are also taken into consideration, but do not play a significant role in current year determinations.

It has been our practice to make equity-based awards to our executives on an annual basis. Annual stock option awards typically vest over three years and have a seven year term. Additionally, all stock option awards are priced based upon the closing price of the Company’s common stock on the date of grant, which is also the approval date, by the Committee or Board of Directors. RSU awards typically vest over three years. The Committee typically reviews Company and executive performance during the first quarter of each year to determine the amount and types of awards to be granted. Prior year actual gains from the exercise of vested equity grants are not considered in the determination of current year compensation. The Company does not maintain any equity ownership guidelines for its executive officers.

Retirement Benefits

The terms of the Company’s 401k Savings Plan (the “401k Plan”) provide for executive officer and broad-based employee participation. Under the 401k Plan, all Company employees were formerly eligible to receive basic matching contributions from the Company that vest three years from date of hire and monthly thereafter. The Company’s basic matching contribution for the 401k Plan was suspended in April 2009. In addition, the Company made no discretionary contributions to the 401k Plan in 2009.

Deferred Compensation Plan

The Company formerly offered a Nonqualified Deferred Compensation Plan (the “NQDC Plan”) for employees at the Vice President level or above, inclusive of members of the Board of Directors. In April 2009 the Board of Directors determined that the ongoing administrative expense of maintaining the NQDC Plan outweighed the benefit of continuing to sponsor the plan and provided for immediate termination of the plan and accelerated payout of all accounts in accordance with the terms of the NQDC Plan. In accordance with the terms of the NQDC Plan, all deferrals that predated the enactment of Section 409A of the Internal Revenue Code (“Section 409A”) were paid to participants within 60 days following the termination of the NQDC Plan. All deferrals that postdated Section 409A will, in accordance with Treasury Regulations and the Internal Revenue Code, be paid to participants in lump sums no earlier than 12 months and no later than 24 months after termination of the NQDC Plan.

Severance Agreements and Other Benefits

Executive officers are eligible to participate in the Company’s employee benefit plans on the same terms as all other full-time employees. These plans include medical, dental and life insurance. In addition to the benefits available to all employees, we provide our executive officers with certain additional benefits that we believe reflect market standards and are reasonable and necessary to attract and/or retain each of our executive officers and, in the case of the tax planning services described below, allow the executive officers to realize the full benefit of the other elements of compensation we provide. Executive officers are also provided with one annual physical examination. Executive officers are eligible for four weeks of vacation from date of hire through ten years of employment, and five weeks of vacation per year thereafter. Additionally, all executive officers, as well as all other full-time employees, are eligible to receive a one-time additional two week vacation benefit after ten years of service. In certain cases, the Company may provide relocation expense reimbursement and related tax gross-up benefits, and tax preparation and planning services, to the executive officers.

In addition, executive officers are eligible to receive severance benefits in connection with terminations of employment due to death, disability, or termination without cause or constructive termination (including following a change-in-control) as set forth below and more fully described in Potential Payments upon Termination or Change-in-Control. The Committee believes that the executive severance arrangements reflect current market standards and severance benefits competitive with those provided by our peer group. The Committee believes that in order to continue to retain the services of our key executive officers, it is important to provide them with some income and benefit protection against an involuntary termination of employment.

Compensation components for executive officers in the event of death include partial stock award acceleration, prorata bonus payment, payments for accrued base salary, vested deferred compensation, any accrued vacation and any accrued benefits under any plans of the Company in which the executive officer is a participant and any appropriate business expenses incurred by the executive officer. In the event of death, there is no base salary continuation.

Compensation components for executive officers in the event of a qualifying long-term disability include partial stock award acceleration, prorata bonus payment, limited base salary continuation, payments for accrued base salary, limited Company-paid health insurance benefits, vested deferred compensation, and any accrued vacation and any accrued benefits under any plans of the Company in which the executive officer is a participant.

Compensation components for executive officers in the event of termination by the Company without cause or termination by the executive officer due to constructive termination include payments for accrued base salary, cash compensation payments, partial stock award acceleration, limited Company-paid health insurance benefits, vested deferred compensation, and any accrued vacation and any accrued benefits under any plans of the Company in which the executive officer is a participant. Eligibility for these benefits under either situation requires a signed release agreement by the executive officer.

Compensation components for executive officers in the event of a termination by the Company without cause or termination by the executive officer due to constructive termination following a change-in-control include payments for accrued base salary, a cash compensation payment, cash compensation for the value of all outstanding stock awards, limited Company-paid health insurance benefits, vested deferred compensation, and any accrued vacation and any accrued benefits under any plans of the Company in which the executive officer is a participant. The change-in-control benefits also contain certain tax gross-up provisions. Eligibility for these benefits requires a signed release agreement by the executive officer.

The compensation committee believes that in order to continue to retain the services of our key executive officers and focus their efforts on stockholder interests when considering strategic alternatives, it is important to provide them with enhanced income and benefit protection against loss of employment in connection with a change-in-control of our company and thereby align the interests of our stockholders and our executive officers. However, we do not provide for such benefits solely in the event of a change-in-control because we believe that our executives are materially harmed only if a change in control results in our executives’ involuntary loss of employment, reduced responsibilities, reduced compensation, or other adverse change in the nature of the employment relationship.

Chief Executive Officer Compensation

On January 1, 2009, Dr. Gorman’s annualized base salary was $440,000. Dr. Gorman’s base salary was slightly below the median for the 2009 Radford Survey and peer group. Due to the unmet goal of obtaining a partnership for our lead program, GnRH, the general downturn in the economy, and the need for the Company to conserve capital, the Committee recommended, and the Board of Directors approved in January 2009, no change in Dr Gorman’s base salary for 2009, and no cash bonus or equity awards to Dr. Gorman for 2008 performance. Similarly, in February 2010, due to the unmet goal of a GnRH partnership the Board approved no change in Dr. Gorman’s base salary for 2010 and no cash bonus or equity awards to Dr. Gorman for 2009 performance.

Other Executive Officer Compensation

The compensation of all other executive officers is reviewed annually as discussed above.

Base Salary

Effective January 1, 2009, the executive officers’ annualized base salaries became as follows: $300,000 for Mr. Coughlin, $395,000 for Dr. Valeur-Jensen, $375,000 for Dr. O’Brien, and $285,000 for each of Dr. Grigoriadis and Dr. Bozigian. Mr. Coughlin’s annualized base salary was determined through a combination of individual performance, initial success in the role of Chief Financial Officer and his prior annualized base salary being below the Company’s guideline range. Dr. Valeur-Jensen’s annualized base salary was determined through a combination of individual performance and her prior annualized base salary being near the top of the Company’s guideline range. Dr. O’Brien’s annualized base salary was determined through a combination of individual performance, additional responsibilities in regulatory affairs and his prior annualized base salary being near the top of the Company’s guideline range. Both Dr. Bozigian and Dr. Griogriadis’ annualized base salaries were determined through a combination of individual performance and their prior annualized base salaries being at or below the Company’s guideline range.

Due to the unmet goal of obtaining a partnership for our lead program GnRH, the general downturn in the economy, and the desire of the Company to conserve capital at this time, the Committee recommended, and the Board of Directors approved in January 2009, no change in the executive officers’ base salary for 2009. Similarly, in February 2010, due to the unmet goal of a GnRH partnership the Board approved no change in the executive officers’ base salaries for 2010. Executive officer base salaries, as is, are within the guideline range of the peer group compensation described in the Components of Compensation section above.

Cash Bonuses and Equity Awards

In January 2009, the Board approved no performance cash bonuses or equity awards to the executive officers for 2008 performance. Due to the unmet goal of obtaining a partnership for our lead program, GnRH, the general downturn in the economy, and the desire of the Company to conserve capital, the Committee recommended, and the Board of Directors approved in February 2010, no performance cash bonuses or equity awards to any of the executive officers for 2009 performance. Rising or falling stock prices had no bearing on 2009 equity and bonus awards as none were given. Given that no cash bonuses were paid or equity grants made for 2009, total direct cash compensation to executive officers as a group, is below the guideline range described in the Components of Compensation section above.

Deferred Compensation Plan

For each year of the NQDC Plan, the Company may, but is not required to, make contributions to any of the executive officers’ NQDC plan accounts. In 2009, the Company did not make any such contributions. The NQDC Plan was terminated in April 2009 and payouts to participants who are Named Executive Officers were as described in the Nonqualified Deferred Compensation Table below.

Tax Considerations

Internal Revenue Code Section 162(m)

The Committee considers the potential impact under Internal Revenue Code Section 162(m) whereby we can only deduct up to $1.0 million of the compensation we pay to named executive officers each taxable year unless such compensation is “performance-based compensation” within the meaning of the Internal Revenue Code. The Committee has determined that any gain related to the exercise of a stock option granted under any of our stockholder-approved stock option plans with an exercise price at least equal to the fair value of our common stock on the date of grant qualifies under the Internal Revenue Code as performance-based compensation and therefore is not subject to the $1.0 million limitation.

However, deductibility is not the sole factor used by the committee in ascertaining appropriate levels or manner of compensation and corporate objectives may not necessarily align with the requirements for full deductibility under Section 162(m). Accordingly, we may enter into executive compensation arrangements under which payments are not deductible under Section 162(m).

Internal Revenue Code Section 409A

Section 409A governs deferred compensation arrangements. The Committee reviewed our deferred compensation programs with the assistance of our counsel and determined that the programs are compliant with Section 409A.

COMPENSATION COMMITTEE REPORT

The Compensation Committee of the Company has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement.

Respectfully submitted by:

COMPENSATION COMMITTEE

Richard F. Pops

Stephen A. Sherwin, M.D.

Wylie W. Vale, Ph.D.

Compensation Committee interlocks and insider participation

During 2009, the Compensation Committee consisted of Richard F. Pops, Stephen A. Sherwin, M.D. and Wylie W. Vale, Ph.D. No interlocking relationship exists between any current member of the Compensation Committee and any member of any other company’s Board of Directors or compensation committee.

EXECUTIVE COMPENSATION AND OTHER INFORMATION

Summary Compensation Table  The following table sets forth the compensation paid by the Company for the fiscal years ended December 31, 2007, 2008 and 2009 to the executive officers named below (the “Named Executive Officers”). Bonus amounts for 2008 were earned under a retention program. There were no performance based bonus awards for 2007, 2008 or 2009.

Summary Compensation Table

Name and Title (1)	Year	Salary (2)		Bonus (2)		Option Awards (3)	Stock Awards (4)	All Other (5)	Total Compensation
Kevin C. Gorman, Ph.D.	2007	$400,000	(6)	$—		$717,120	$720,720	$18,082	$1,855,922
President and Chief	2008	$440,000	(7)	$240,000	(7)	$131,850	$640,000	$30,471	$1,482,321
Executive Officer	2009	$440,000		$—		$—	$—	$293,057	$733,057

Timothy P. Coughlin	2007	$275,000	(8)	$—		$664,000	$663,520	$10,131	$1,612,651
Vice President and	2008	$300,000		$137,500		$87,900	$512,000	$22,853	$1,060,253
Chief Financial Officer	2009	$300,000		$—		$—	$—	$25,045	$325,045

Margaret Valeur-Jensen, Ph.D., J.D.	2007	$380,000	(9)	$—		$664,000	$663,520	$21,616	$1,729,136
Executive Vice President,	2008	$395,000	(10)	$190,000	(10)	$87,900	$512,000	$26,109	$1,211,009
General Counsel and Secretary	2009	$395,000		$—		$—	$—	$370,357	$765,357

Christopher F. O’Brien, M.D.	2008	$375,000		$140,000		$87,900	$512,000	$18,004	$1,132,904
Senior Vice President, Clinical	2009	$375,000		$—		$—	$—	$19,847	$394,847
Development and Chief Medical Officer

Dimitri E. Grigoriadis, Ph.D.	2008	$285,000		$—		$87,900	$512,000	$251,124	$1,136,024
Vice President of Research	2009	$285,000		$—		$—	$—	$21,768	$306,768

Haig P. Bozigian, Ph.D.	2008	$285,000		$104,000		$87,900	$512,000	$21,124	$1,010,024
Senior Vice President, Pharmaceutical	2009	$285,000		$—		$—	$—	$22,251	$307,251
and Preclinical Development

(1)	The titles and capacities set forth in the table above are as of the Record Date. During 2007, Dr. Gorman served as the Company’s Executive Vice President and Chief Operating Officer. On January 10, 2008, Dr. Gorman was appointed President and Chief Executive Officer. Drs. O’Brien, Grigoriadis and Bozigian were named to their current positions as executive officers in January 2008, and SEC rules do not require their compensation for prior years to be reported.

(2)	Salary and bonus figures represent amounts earned during each respective fiscal year, regardless of whether part or all of such amounts were paid in subsequent fiscal year(s). Bonuses for 2008 were awarded pursuant to a retention program. The Company did not award performance based bonuses for 2007, 2008 or 2009.

(3)	The amounts shown are the full grant date fair value in accordance with Accounting Standards Codification 718-10, Compensation—Stock Compensation (ASC 718). The assumptions used to calculate the grant date fair value of stock awards are set forth under Note 8 of the Notes to the Consolidated Financial Statements included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2009 filed with the SEC on February 8, 2010. The grant date fair values of option awards for 2007 and 2008 are based on per share Black-Scholes values of $6.64 and $2.93, respectively. The Company did not grant any option awards during 2009. The Company did not grant any stock bonuses in 2007, 2008 or 2009.

(4)	Stock awards granted to executive officers consist of RSUs and may be subject to deferred delivery arrangements. The amounts shown are the full grant date fair value in accordance with ASC 718. The grant date fair values of RSUs granted in 2007 and 2008 are based on the Nasdaq closing per share prices of $11.44 and $5.12, respectively, on such grant date. The Company did not grant any RSUs during 2009.

(5)	Includes all other compensation as described in the table below.

(6)	Of this amount, Dr. Gorman deferred the receipt of $140,000 under the NQDC Plan.

(7)	Of these amounts, Dr. Gorman deferred the receipt of $88,000 in salary and $36,000 in bonus under the NQDC Plan.

(8)	Of this amount, Mr. Coughlin deferred the receipt of $13,750 under the NQDC Plan.

(9)	Of this amount, Dr. Valeur-Jensen deferred the receipt of $76,000 under the NQDC Plan.

(10)	Of these amounts, Dr. Valeur-Jensen deferred the receipt of $79,000 in salary and $112,347 in bonus under the NQDC Plan.

All Other Compensation Table

Name	Year	401(k) Employer Match	Insurance Premiums (1)	Stock Option Cancellation Fee (2)	Annual Medical Exam	Loan Forgiveness	Deferred Compensation Distributions	Total Other
Kevin C. Gorman, Ph.D.	2007	$6,750	$11,232	$100	$—	$—	$—	$18,082
	2008	$6,900	$23,571	$—	$—	$—	$—	$30,471
	2009	$5,500	$28,983	$100	$—	$—	$258,474	$293,057

Timothy P. Coughlin	2007	$6,750	$2,275	$—	$1,106	$—	$—	$10,131
	2008	$6,900	$15,953	$—	$—	$—	$—	$22,853
	2009	$4,125	$20,820	$100	$—	$—	$—	$25,045

Margaret Valeur-Jensen, Ph.D., J.D.	2007	$6,750	$10,238	$100	$4,528	$—	$—	$21,616
	2008	$6,900	$19,209	$—	$—	$—	$—	$26,109
	2009	$5,500	$22,282	$100	$—	$—	$342,475	$370,357

Christopher F. O’Brien, M.D.	2008	$6,900	$11,104	$—	$—	$—	$—	$18,004
	2009	$5,500	$14,347	$—	$—	$—	$—	$19,847

Dimitri E. Grigoriadis, Ph.D.	2008	$6,900	$14,224	$—	$—	$230,000	$—	$251,124
	2009	$4,125	$17,643	$—	$—	$—	$—	$21,768

Haig P. Bozigian, Ph.D.	2008	$6,900	$14,224	$—	$—	$—	$—	$21,124
	2009	$3,875	$17,643	$—	$—	$—	$733	$22,251

(1)	The amounts in this column represent the costs for insurance premiums and related tax gross-up amounts.

(2)	The amounts in this column represent nominal payments made to the named executive in exchange for the cancellation of certain stock options previously granted by the Company.

Grant of Plan Based Awards Table  During the year ended December 31, 2009, the Company did not grant any stock or option awards to its executive officers.

Agreements with Named Executive Officers

Kevin C. Gorman, Ph.D. has an employment contract that provides that: (i) Dr. Gorman will serve as the Company’s Executive Vice President and Chief Operating Officer commencing on August 1, 2007 at an initial annual salary of $400,000, subject to annual adjustment by the Board of Directors (subsequent to entering into the employment contract, Dr. Gorman was promoted to President and Chief Executive Officer and his annual salary was increased to $440,000); (ii) the agreement terminates upon death, disability, termination by the Company with or without cause, constructive termination or voluntary resignation; (iii) Dr. Gorman is eligible for a discretionary annual bonus as determined by the Board of Directors, based upon achieving certain performance criteria; and (iv) each year starting in 2007 and continuing for the term of the agreement, Dr. Gorman will be eligible to receive stock option awards with the number of shares and exercise price as shall be determined by the Board of Directors.

Timothy P. Coughlin has an employment contract that provides that: (i) Mr. Coughlin will serve as the Company’s Vice President and Chief Financial Officer commencing on August 1, 2007 at an initial annual salary of $275,000, subject to annual adjustment by the Board of Directors (subsequent to entering into the employment contract, Mr. Coughlin’s annual base salary was increased to $300,000); (ii) the agreement terminates upon death, disability, termination by the Company with or without cause, constructive termination or voluntary resignation; (iii) Mr. Coughlin is eligible for a discretionary annual bonus as determined by the Board of Directors, based upon achieving certain performance criteria; and (iv) each year starting in 2007 and continuing for the term of the agreement, Mr. Coughlin will be eligible to receive stock option awards with the number of shares and exercise price as shall be determined by the Board of Directors.

Margaret E. Valeur-Jensen, Ph.D., J.D. has an employment contract that provides that: (i) Dr. Valeur-Jensen will serve as the Company’s Executive Vice President, General Counsel and Corporate Secretary commencing on August 1, 2007 at an initial annual salary of $380,000, subject to annual adjustment by the Board of Directors (subsequent to entering into the employment contract, Dr. Valeur-Jensen’s annual base salary was increased to $395,000); (ii) the agreement terminates upon death, disability, termination by the Company with or without cause, constructive termination or voluntary resignation; (iii) Dr. Valeur-Jensen is eligible for a discretionary annual bonus as determined by the Board of Directors, based upon achieving certain performance criteria; and (iv) Dr. Valeur-Jensen is eligible to receive stock option awards with the number of shares and exercise price as shall be determined by the Board of Directors.

Christopher F. O’Brien, M.D. has an employment contract that provides that: (i) Dr. O’Brien will serve as the Company’s Senior Vice President, Clinical Development and Chief Medical Officer commencing on August 1, 2007 at an initial annual salary of $350,000, subject to annual adjustment by the Board of Directors (subsequent to entering into the employment contract, Dr. O’Brien’s annual base salary was increased to $375,000); (ii) the agreement terminates upon death, disability, termination by the Company with or without cause, constructive termination or voluntary resignation; (iii) Dr. O’Brien is eligible for a discretionary annual bonus as determined by the Board of Directors, based upon achieving certain performance criteria; and (iv) Dr. O’Brien is eligible to receive stock option awards with the number of shares and exercise price as shall be determined by the Board of Directors.

Dimitri E. Grigoriadis, Ph.D. has an employment contract that provides that: (i) Dr. Grigoriadis will serve as the Company’s Vice President, Research commencing on August 1, 2007 at an initial annual salary of $260,000, subject to annual adjustment by the Board of Directors (subsequent to entering into the employment contract, Dr. Grigoriadis’ annual base salary was increased to $285,000); (ii) the agreement terminates upon death, disability, termination by the Company with or without cause, constructive termination or voluntary resignation; (iii) Dr. Grigoriadis is eligible for a discretionary annual bonus as determined by the Board of Directors, based upon achieving certain performance criteria; and (iv) Dr. Grigoriadis is eligible to receive stock option awards with the number of shares and exercise price as shall be determined by the Board of Directors.

Haig P. Bozigian, Ph.D. has an employment contract that provides that: (i) Dr. Bozigian will serve as the Company’s Senior Vice President, Pharmaceutical and Preclinical Development commencing on August 1, 2007 at an initial annual salary of $260,000, subject to annual adjustment by the Board of Directors (subsequent to entering into the employment contract, Dr. Bozigian’s annual base salary was increased to $285,000); (ii) the agreement terminates upon death, disability, termination by the Company with or without cause, constructive termination or voluntary resignation; (iii) Dr. Bozigian is eligible for a discretionary annual bonus as determined by the Board of Directors, based upon achieving certain performance criteria; and (iv) Dr. Bozigian is eligible to receive stock option awards with the number of shares and exercise price as shall be determined by the Board of Directors.

Option Cancellation Agreements  On August 28, 2009 the Company entered into Stock Option Cancellation Agreements with certain of the Company’s executive officers and directors, pursuant to which certain stock options with exercise prices in excess of $35.00, previously granted to each such executive officer or director were cancelled in exchange for a nominal payment by the Company of $100 in the aggregate.

The Stock Option Cancellation Agreements indicated that other than such nominal payment, the applicable executive officer or director had not received, and would not receive, any additional consideration in exchange for the cancellation of such options.

Accordingly, while each such executive officer or director will be eligible to receive future equity grants in connection with the Company’s regular grant practices, no such executive officer or director will receive any future equity award in exchange for the cancellation of such options.

Outstanding Equity Awards  The following table sets forth the outstanding equity awards held by the Named Executive Officers at December 31, 2009.

Outstanding Equity Awards at Fiscal Year End Table

	Option Awards								Stock Awards
Name	Award Grant and Commencement of Vesting Date	Number of Securities Underlying Unexercised Options Exercisable		Number of Securities Underlying Unexercised Options Unexercisable		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options	Option Exercise Price	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (1)		Market Value of Shares or Units of Stock That Have Not Vested (1)
Kevin C. Gorman, Ph.D.	04/06/2000	17,144	(2)	—		—	$19.44	04/06/2010	—		—
	04/18/2001	10,000	(2)	—		—	$24.33	04/18/2011	—		—
	05/24/2001	20,000	(2)	—		—	$35.14	05/24/2011	—		—
	02/07/2002	35,000	(2)	—		—	$36.79	02/07/2012	—		—
	01/11/2007	72,000	(4)	36,000	(4)	—	$11.44	01/11/2014	—		—
	01/11/2007	—		—		—	—	—	21,000	(4)	$57,120
	02/27/2008	15,000	(4)	30,000	(4)	—	$5.12	02/27/2015	—		—
	02/27/2008	—		—		—	—	—	83,334	(4)	$226,668
KCG Family LLC (5)	04/06/2000	30,006	(2)	—		—	$19.44	04/06/2010	—		—
Timothy P. Coughlin	09/30/2002	11,000	(6)	—		—	$41.00	09/30/2012	—		—
	01/11/2007	66,666	(4)	33,334	(4)	—	$11.44	01/11/2014	—		—
	01/11/2007	—		—		—	—	—	19,334	(4)	$52,588
	02/27/2008	10,000	(4)	20,000	(4)	—	$5.12	02/27/2015	—		—
	02/27/2008	—		—		—	—	—	66,667	(4)	$181,334
Margaret Valeur-Jensen, Ph.D., J.D.	02/22/2000	20,000	(2)	—		—	$34.50	02/22/2010	—		—
	04/18/2001	5,000	(2)	—		—	$24.33	04/18/2011	—		—
	05/24/2001	12,500	(2)	—		—	$35.14	05/24/2011	—		—
	02/07/2002	18,229	(2)	—		—	$36.79	02/07/2012	—		—
	01/11/2007	66,666	(4)	33,334	(4)	—	$11.44	01/11/2014	—		—
	01/11/2007	—		—		—	—	—	19,334	(4)	$52,588
	02/27/2008	10,000	(4)	20,000	(4)	—	$5.12	02/27/2015	—		—
	02/27/2008	—		—		—	—	—	66,667	(4)	$181,334
Christopher F. O’Brien M.D.	10/31/2005	55,000	(3)(6)	—		—	$52.82	10/31/2015	—		—
	11/14/2006	27,500	(4)	—		—	$8.92	11/14/2013	—		—
	01/03/2007	—		—		—	—	—	3,334	(4)	$9,068
	02/27/2008	10,000	(4)	20,000	(4)	—	$5.12	02/27/2015	—		—
	02/27/2008	—		—		—	—	—	66,667	(4)	$181,334
Dimitri E. Grigoriadis, Ph.D.	09/26/2006	937	(4)	—		—	$10.90	07/23/2013	—		—
	09/26/2006	4,737	(4)	—		—	$10.90	09/26/2013	—		—
	09/26/2006	3,750	(4)	—		—	$10.90	06/22/2010	—		—
	09/26/2006	3,125	(4)	—		—	$10.90	06/26/2011	—		—
	09/26/2006	3,250	(4)	—		—	$10.90	07/05/2012	—		—
	09/26/2006	10,125	(4)	—		—	$10.90	09/05/2012	—		—
	01/03/2007	—		—		—	—	—	3,334	(4)	$9,068
	02/27/2008	10,000	(4)	20,000	(4)	—	$5.12	02/27/2015	—		—
	02/27/2008	—		—		—	—	—	66,667	(4)	$181,334
Haig P. Bozigian, Ph.D.	04/03/2000	526	(2)	—		—	$21.00	04/03/2010	—		—
	03/22/2001	792	(2)	—		—	$15.81	03/22/2011	—		—
	09/26/2006	8,125	(4)	—		—	$10.90	09/05/2012	—		—
	09/26/2006	2,500	(4)	—		—	$10.90	03/21/2012	—		—
	09/26/2006	1,875	(4)	—		—	$10.90	04/21/2013	—		—
	09/26/2006	8,500	(4)	—		—	$10.90	09/26/2013	—		—
	01/03/2007	—		—		—	—	—	1,667	(4)	$4,534
	02/27/2008	10,000	(4)	20,000	(4)	—	$5.12	02/27/2015	—		—
	02/27/2008	—		—		—	—	—	66,667	(4)	$181,334

(1)

Stock awards granted to executive officers consist of RSUs and restricted stock, which are subject to deferred delivery arrangements. The market value of RSUs and restricted stock that have not vested is derived by multiplying the number of RSUs and restricted stock that have not vested as of December 31, 2009 by $2.72, the closing price of the Company’s common stock on December 31, 2009.

(2)	Vests monthly over four years.

(3)	On November 7, 2005, the Company accelerated vesting on all unvested stock options to purchase shares of common stock that were held by then-current employees and had an exercise price per share equal to or greater than $50.00. The acceleration of these stock options was undertaken to eliminate the future compensation expense associated with the adoption of ASC 718 in the Company’s consolidated statements of operations.

(4)	Vests annually over three years.

(5)	As of December 31, 2008 these options were held by KCG Family Limited Liability Company, which was formed by Dr. Gorman for estate planning purposes.

(6)	Vests monthly over four years, subject to an initial one-year “cliff”.

Nonqualified Deferred Compensation  The following table sets forth information regarding the NQDC Plan for the fiscal year ended December 31, 2009 with respect to the Named Executive Officers:

Nonqualified Deferred Compensation Table

Name	Executive Contributions in Last FY (1)	Aggregate Earnings/(Losses) in Last FY	Aggregate Balance at Last FYE (2)
Kevin C. Gorman, Ph.D.	$—	$115,875	$432,448
Timothy P. Coughlin	$—	$5,587	$23,216
Margaret Valeur- Jensen, Ph.D., J.D.	$—	$99,478	$279,050
Christopher F. O’Brien, M.D.	$—	$17,587	$73,072
Dimitri E. Grigoriadis, Ph.D.	$—	$—	$—
Haig P. Bozigian, Ph.D.	$—	$(68)	$—

(1)	Consists of cash contributions from salary and/or bonus payments paid by the Company in 2009.

(2)	Aggregate balance includes the value of stock based awards subject to future vesting for all Named Executive Officers who contributed stock based awards to the NQDC Plan.

In April 2009 the Board of Directors terminated the NQDC Plan and accelerated payout of all accounts in accordance with the terms of the NQDC Plan. In accordance with the terms of the NQDC Plan, all deferrals that predated the enactment of Section 409A were paid to participants within 60 days following the termination of the NQDC Plan. All deferrals that postdated Section 409A will, in accordance with Treasury Regulations and the Internal Revenue Code, will be paid to participants in lump sums no earlier than 12 months and no later than 24 months after termination of the NQDC Plan.

Option Exercises and Stock Vested  The following table sets forth stock awards that vested during fiscal 2009 along with their respective values at December 31, 2009 for the Named Executive Officers:

Option Exercises and Stock Vested Table

	Option Awards (1)		Stock Awards (2)
Name	Number of Shares Acquired on Exercise	Value Realized on Exercise	Number of Shares Acquired on Vesting	Value Realized on Vesting (3)
Kevin C. Gorman, Ph.D.	—	$—	62,778	$213,372
Timothy P. Coughlin	—	$—	52,666	$178,478
Margaret Valeur- Jensen, Ph.D., J.D.	—	$—	52,778	$178,822
Christopher F. O’Brien, M.D.	—	$—	50,000	$170,233
Dimitri E. Grigoriadis, Ph.D.	—	$—	45,000	$154,583
Haig P. Bozigian, Ph.D.	—	$—	45,000	$154,050

(1)	There were no stock option exercises by the Named Executive Officers during 2009.

(2)	Information relates to stock awards, which consist of RSUs and restricted stock that vested during 2009.

(3)	Calculated by multiplying the number of shares acquired on vesting during fiscal 2009 by the closing price of the Company’s common stock at the vesting date.

Potential Payments Upon Termination or Change-in-Control  The following tables set forth the potential severance benefits payable to the Named Executive Officers in the event of a termination prior to or following a change in control, assuming such event occurred on December 31, 2009. As previously noted in the discussion that follows the “Nonqualified Deferred Compensation Table,” the Named Executive Officers who are participants in the NQDC Plan will receive final payouts under the NQDC Plan in 2010. Payout amounts under our NQDC Plan are additional to those set forth in the following table:

Potential Payment upon Termination Table*

Name	Salary (1)	Bonus (2)	Accrued Compensation (3)	Stock Awards (4)	Medical (5)	Total
Kevin C. Gorman, Ph.D.	$550,000	$330,000	$61,267	$283,788	$30,651	$1,255,706
Timothy P. Coughlin	$375,000	$187,500	$27,969	$233,923	$30,339	$854,731
Margaret Valeur- Jensen, Ph.D., J.D.	$493,750	$246,875	$58,235	$233,923	$19,002	$1,051,785
Christopher F. O’Brien, M.D.	$375,000	$187,500	$32,106	$99,734	$17,305	$711,645
Dimitri E. Grigoriadis, Ph.D.	$285,000	$142,500	$34,255	$99,734	$19,901	$581,390
Haig P. Bozigian, Ph.D.	$285,000	$142,500	$43,605	$95,200	$19,901	$586,206

*	Reflects a termination without cause or due to a constructive termination, or deemed termination, prior to a change in control.

(1)	Based on salary as of December 31, 2009.

(2)	Based on bonus targets established by the Board of Directors for 2009.

(3)	Accrued compensation is comprised of vacation pay earned and unpaid as of December 31, 2009 and a one-time additional two week vacation benefit for eligible employees.

(4)	All options held by the Named Executive Officers at December 31, 2009 had an exercise price greater than the closing price of the Company’s common stock at December 31, 2009. Therefore, using the intrinsic method or cash value method to calculate the expense associated with accelerating options results in $0 under both calculations. The amounts in this column represent the market value of unvested restricted stock units as of December 31, 2009 that would vest in accordance with the executive officers’ employment agreements. Restricted stock unit values were derived using the closing market price on December 31, 2009 of $2.72.

(5)	Medical is comprised of health insurance premiums for the period specified in each executive officer’s employment contract.

Potential Payment upon Change-in-Control Table*

Name	Severance (1)	Bonus (2)	Accrued Compensation (3)	Stock Awards (4)	Medical (5)	Statutory Tax Gross-up (6)	Total
Kevin C. Gorman, Ph.D.	$880,000	$528,000	$61,267	$283,788	$49,041	$779,485	$2,581,581
Timothy P. Coughlin	$600,000	$300,000	$27,969	$233,923	$48,542	$475,841	$1,686,275
Margaret Valeur- Jensen, Ph.D., J.D.	$790,000	$395,000	$58,235	$233,923	$30,403	$604,914	$2,112,475
Christopher F. O’Brien, M.D.	$562,500	$281,250	$32,106	$190,403	$25,958	$—	$1,092,217
Dimitri E. Grigoriadis, Ph.D.	$427,500	$213,750	$34,255	$190,403	$29,852	$—	$895,760
Haig P. Bozigian, Ph.D.	$427,500	$213,750	$43,605	$185,868	$29,852	$—	$900,575

*	Reflects benefits to be provided upon a termination without cause, or constructive termination, within a specified time following a change in control.

(1)	Based on salary as of December 31, 2009.

(2)	Based on bonus targets established by the Board of Directors for 2009.

(3)	Accrued compensation is comprised of vacation pay earned and unpaid as of December 31, 2009 and a one-time additional two week vacation benefit for eligible employees.

(4)	All options held by the Named Executive Officers at December 31, 2009 had an exercise price greater than the closing price of the Company’s common stock at December 31, 2009. Therefore, using the intrinsic method or cash value method to calculate the expense associated with accelerating options results in $0 under both calculations. The amounts in this column represent the market value of unvested restricted stock units as of December 31, 2009 that would vest in accordance with the executive officers’ employment agreements. Restricted stock unit values were derived using the closing market price on December 31, 2009 of $2.72.

(5)	Medical is comprised of health insurance premiums for the period specified in each executive officer’s employment contract.

(6)	Tax gross-up if total payments exceed 2.99 times base amount by 15% or more.

Potential Payment upon Termination by Disability Table*

Name	Base Salary (1)	Bonus (2)	Accrued Compensation (3)	Stock Awards (4)	Medical (5)	Total
Kevin C. Gorman, Ph.D.	$550,000	$264,000	$61,267	$283,788	$30,651	$1,189,706
Timothy P. Coughlin	$375,000	$150,000	$27,969	$233,923	$30,339	$817,231
Margaret Valeur-Jensen, Ph.D., J.D.	$493,750	$197,500	$58,235	$233,923	$19,002	$1,002,410
Christopher F. O’Brien, M.D.	$375,000	$187,500	$32,106	$99,734	$17,305	$711,645
Dimitri E. Grigoriadis, Ph.D.	$285,000	$142,500	$34,255	$99,734	$19,901	$581,390
Haig P. Bozigian, Ph.D.	$285,000	$142,500	$43,605	$95,200	$19,901	$586,206

*	Reflects a termination due to disability.

(1)	Based on salary as of December 31, 2009.

(2)	Based on bonus targets established by the Board of Directors for 2009.

(3)	Accrued compensation is comprised of vacation pay earned and unpaid as of December 31, 2009 and one-time additional two week vacation benefit for eligible employees.

(4)	All options held by the Named Executive Officers at December 31, 2009 had an exercise price greater than the closing price of the Company’s common stock at December 31, 2009. Therefore, using the intrinsic method or cash value method to calculate the expense associated with accelerating options results in $0 under both calculations. The amounts in this column represent the market value of unvested restricted stock units as of December 31, 2009 that would vest in accordance with the executive officers’ employment agreements. Restricted stock unit values were derived using the closing market price on December 31, 2009 of $2.72.

(5)	Medical is comprised of health insurance premiums for the period specified in each executive officer’s employment contract.

Potential Payment upon Termination by Death Table*

Name	Bonus (1)	Accrued Compensation (2)	Stock Awards (3)	Total
Kevin C. Gorman, Ph.D.	$264,000	$61,267	$283,788	$609,055
Timothy P. Coughlin	$150,000	$27,969	$233,923	$411,892
Margaret Valeur- Jensen, Ph.D., J.D.	$197,500	$58,235	$233,923	$489,658
Christopher F. O’Brien, M.D.	$187,500	$32,106	$99,734	$319,340
Dimitri E. Grigoriadis, Ph.D.	$142,500	$34,255	$99,734	$276,489
Haig P. Bozigian, Ph.D.	$142,500	$43,605	$95,200	$281,305

*	Reflects a termination due to death.

(1)	Based on bonus targets established by the Board of Directors for 2009.

(2)	Accrued compensation is comprised of vacation pay earned and unpaid as of December 31, 2009 and one-time additional two week vacation benefit for eligible employees.

(3)	All options held by the Named Executive Officers at December 31, 2009 had an exercise price greater than the closing price of the Company’s common stock at December 31, 2009. Therefore, using the intrinsic method or cash value method to calculate the expense associated with accelerating options results in $0 under both calculations. The amounts in this column represent the market value of unvested restricted stock units as of December 31, 2009 that would vest in accordance with the executive officers’ employment agreements. Restricted stock unit values were derived using the closing market price on December 31, 2009 of $2.72.

The following is a description of the arrangements under which the Named Executive Officers may be entitled to potential payments upon a termination without cause or resignation due to a constructive termination (including following a change in control) or upon disability or death. Resignation due to constructive termination may include an executive’s resignation following one or more of the following material adverse changes in the nature of executive’s employment, as specified in the agreement, that is not cured following notification:

•	a significant reduction in the executive or the executive supervisor’s duties or responsibilities,

•	a material reduction in base salary,

•	material relocation, or

•	material breach of the executive’s employment agreement.

Dr. Gorman is entitled to 1.25 times the amount of his annual base salary and target annual bonus to be paid equally over 15 months, an acceleration of unvested shares that would have vested over the 15 continuous months after the date of termination, and payment of COBRA benefits to continue then-current coverage for a period of 15 months following termination in the event that the Company terminates his employment without cause, or he resigns due to a constructive termination. In the event of such termination within a specified time following a change of control, Dr. Gorman is entitled to 2 times the amount of his annual base salary and annual target bonus to be paid in one lump sum, a cash amount equal to the value of all unvested stock awards and all vested and outstanding stock awards, and payment of COBRA benefits to continue then-current coverage for a period of 24 months following termination. In addition, the Company has agreed to reimburse Dr. Gorman for the increase in federal and state income taxes payable by him by reason of the benefits provided in connection with such a termination in connection with a change in control if the total payment exceeds 2.99 of his base amount by more than 15%. In the event of termination due to disability, Dr. Gorman is entitled to 15 months of base salary paid semi-monthly over 15 months, a lump sum amount equal to his target annual bonus multiplied by a fraction the numerator of which is the number of full months of employment by Dr. Gorman in the fiscal year and the denominator of which is 12, an acceleration of unvested shares that would have vested over the 15 continuous months after the date of termination, and payment of COBRA benefits to continue then-current coverage for a period of 15 months following termination. In the event of a termination due to Dr. Gorman’s death, his beneficiaries or estate, would be entitled to an acceleration of unvested shares that would have vested over the 15 continuous months after the date of termination, a lump sum amount equal to his target annual bonus multiplied by a fraction the numerator of which is the number of full months of employment by Dr. Gorman in the fiscal year and the denominator of which is 12 and any accrued and unpaid compensation on the date of termination.

Mr. Coughlin is entitled to 1.25 times the amount of his annual base salary and target annual bonus to be paid equally over 15 months, an acceleration of unvested shares that would have vested over the 15 continuous months after the date of termination, and payment of COBRA benefits to continue then-current coverage for a period of 15 months following termination in the event that the Company terminates his employment without cause, or he resigns due to a constructive termination. In the event of such termination within a specified time following a change of control, Mr. Coughlin is entitled to 2 times his annual base salary and annual target bonus to be paid in one lump sum, a cash amount equal to the value of all unvested stock awards and all vested and outstanding stock awards, and payment of COBRA benefits to continue then-current coverage for a period of 24 months following termination. In addition, the Company has agreed to reimburse Mr. Coughlin for the increase in federal and state income taxes payable by him by reason of the benefits provided in connection with such a termination in connection with a change in control if the total payment exceeds 2.99 of his base amount by more than 15%. In the event of termination due to disability, Mr. Coughlin is entitled to 15 months of base salary paid semi-monthly over 15 months, a lump sum amount equal to his target annual bonus multiplied by a fraction the numerator of which is the number of full months of employment by Mr. Coughlin in the fiscal year and the denominator of which is 12, an acceleration of unvested shares that would have vested over the 15 continuous months after the date of termination, and payment of COBRA benefits to continue then-current coverage for a period of 15 months following termination. In the event of a termination due to Mr. Coughlin’s death, his beneficiaries or estate, would be entitled to an acceleration of unvested shares that would have vested over the 15 continuous months after the date of termination, a lump sum amount equal to his target annual bonus multiplied by a fraction the numerator of which is the number of full months of employment by Mr. Coughlin in the fiscal year and the denominator of which is 12 and any accrued and unpaid compensation on the date of termination.

Dr. Valeur-Jensen is entitled to 1.25 times the amount of her annual base salary and target annual bonus to be paid equally over 15 months, an acceleration of unvested shares that would have vested over the 15 continuous months after the date of termination, and payment of COBRA benefits to continue then-current coverage for a period of 15 months following termination in the event that the Company terminates her employment without cause, or she resigns due to a constructive termination. In the event of such termination within a specified time following a change of control, Dr. Valeur-Jensen is entitled to 2 times the amount of her annual base salary and annual target bonus to be paid in one lump sum, a cash amount equal to the value of all unvested stock awards and all vested and outstanding stock awards, and payment of COBRA benefits to continue then-current coverage for a period of 24 months following termination. In addition, the Company has agreed to reimburse Dr. Valeur-Jensen for the increase in federal and state income taxes payable by her by reason of the benefits provided in connection with such a termination in connection with a change in control if the total payment exceeds 2.99 of her base amount by more than 15%. In the event of termination due to disability,

Dr. Valeur-Jensen is entitled to 15 months of base salary paid semi-monthly over 15 months, a lump sum amount equal to her target annual bonus multiplied by a fraction the numerator of which is the number of full months of employment by Dr. Valuer-Jensen in the fiscal year and the denominator of which is 12, an acceleration of unvested shares that would have vested over the 15 continuous months after the date of termination, and payment of COBRA benefits to continue then-current coverage for a period of 15 months following termination. In the event of a termination due to Dr. Valeur-Jensen’s death, her beneficiaries or estate, would be entitled to an acceleration of unvested shares that would have vested over the 15 continuous months after the date of termination, a lump sum amount equal to her target annual bonus multiplied by a fraction the numerator of which is the number of full months of employment by Dr. Valeur-Jensen in the fiscal year and the denominator of which is 12 and any accrued and unpaid compensation on the date of termination.

Dr. O’Brien is entitled to 1.0 times the amount of his annual base salary and target annual bonus to be paid equally over 12 months, an acceleration of unvested shares that would have vested over the 12 continuous months after the date of termination, and payment of COBRA benefits to continue then-current coverage for a period of 12 months following termination in the event that the Company terminates his employment without cause, or he resigns due to a constructive termination. In the event of such termination within a specified time following a change of control, Dr. O’Brien is entitled to 1.5 times the amount of his annual base salary and annual target bonus to be paid in one lump sum, a cash amount equal to the value of all unvested stock awards and all vested and outstanding stock awards, and payment of COBRA benefits to continue then-current coverage for a period of 18 months following termination. In addition, the Company has agreed to reimburse Dr. O’Brien for the increase in federal and state income taxes payable by him by reason of the benefits provided in connection with such a termination in connection with a change in control if the total payment exceeds 2.99 of his base amount by more than 15%. In the event of termination due to disability, Dr. O’Brien is entitled to 12 months of base salary paid semi-monthly over 12 months, a lump sum amount equal to his target annual bonus multiplied by a fraction of the numerator of which is the number of full months of employment by Dr. O’Brien in the fiscal year and the denominator of which is 12, an acceleration of unvested shares that would have vested over the 12 continuous months after the date of termination, and payment of COBRA benefits to continue then-current coverage for a period of 12 months following termination. In the event of a termination due to Dr. O’Brien’s death, his beneficiaries or estate, would be entitled to an acceleration of unvested shares that would have vested over the 12 continuous months after the date of termination, a lump sum amount equal to his target annual bonus multiplied by a fraction the numerator of which is the number of full months of employment by Dr. O’Brien in the fiscal year and the denominator of which is 12 and any accrued and unpaid compensation on the date of termination.

Dr. Grigoriadis is entitled to 1.0 times the amount of his annual base salary and target annual bonus to be paid equally over 12 months, an acceleration of unvested shares that would have vested over the 12 continuous months after the date of termination, and payment of COBRA benefits to continue then-current coverage for a period of 12 months following termination in the event that the Company terminates his employment without cause, or he resigns due to a constructive termination. In the event of such termination within a specified time following a change of control, Dr. Grigoriadis is entitled to 1.5 times the amount of his annual base salary and annual target bonus to be paid in one lump sum, a cash amount equal to the value of all unvested stock awards and all vested and outstanding stock awards, and payment of COBRA benefits to continue then-current coverage for a period of 18 months following termination. In addition, the Company has agreed to reimburse Dr. Grigoriadis for the increase in federal and state income taxes payable by him by reason of the benefits provided in connection with such a termination in connection with a change in control if the total payment exceeds 2.99 of his base amount by more than 15%. In the event of termination due to disability, Dr. Grigoriadis is entitled to 12 months of base salary paid semi-monthly over 12 months, a lump sum amount equal to his target annual bonus multiplied by a fraction the numerator of which is the number of full months of employment by Dr. Grigoriadis in the fiscal year and the denominator of which is 12, an acceleration of unvested shares that would have vested over the 12 continuous months after the date of termination, and payment of COBRA benefits to continue then-current coverage for a period of 12 months following termination. In the event of a termination due to Dr. Grigoriadis’ death, his beneficiaries or estate, would be entitled to an acceleration of unvested shares that would have vested over the 12 continuous months after the date of termination, a lump sum amount equal to his target annual bonus multiplied by a fraction the numerator of which is the number of full months of employment by Dr. Grigoriadis in the fiscal year and the denominator of which is 12 and any accrued and unpaid compensation on the date of termination.

Dr. Bozigian is entitled to 1.0 times the amount of his annual base salary and target annual bonus to be paid equally over 12 months, an acceleration of unvested shares that would have vested over the 12 continuous months after the date of termination, and payment of COBRA benefits to continue then-current coverage for a period of 12 months following termination in the event that the Company terminates his employment without cause, or he resigns due to a constructive termination. In the event of such termination within a specified time following a change of control, Dr. Bozigian is entitled to 1.5 times the amount of his annual base salary and annual target bonus to be paid in one lump sum, a cash amount equal to the value of all unvested stock awards and all vested and outstanding stock awards, and payment of COBRA benefits to continue then-current coverage for a period of 18 months following termination. In addition, the Company has agreed to reimburse Dr. Bozigian for the increase in federal and state income taxes payable by him by reason of the benefits provided in connection with such a termination in connection with a change in control if the total payment exceeds 2.99 of his base amount by more than 15%. In the event of termination due to disability, Dr. Bozigian is entitled to 12 months of base salary paid semi-monthly over 12 months, a lump sum amount equal to his target annual bonus multiplied by a fraction the numerator of which is the number of full months of employment by Dr. Bozigian in the fiscal year and the denominator of which is 12, an acceleration of unvested shares that would have vested over the 12 continuous months after the date of termination, and payment of COBRA benefits to continue then-current coverage for a period of 12 months following termination. In the event of a termination due to Dr. Bozigian’s death, his beneficiaries or estate, would be entitled to an acceleration of unvested shares that would have vested over the 12 continuous months after the date of termination, a lump sum amount equal to his target annual bonus multiplied by a fraction the numerator of which is the number of full months of employment by Dr. Bozigian in the fiscal year and the denominator of which is 12 and any accrued and unpaid compensation on the date of termination.

Compensation of Directors  The following table sets forth the compensation paid by the Company for the fiscal year ended December 31, 2009 to the directors of the Company named below:

Director Compensation Table

Name	Fees Earned or Paid in Cash (1)	Option Awards (2)	All Other Compensation	Total
Kevin C. Gorman, Ph.D. (3)	$—	$—	$—	$—
Gary A. Lyons (4)	$40,000	$31,500	$2,183,327	$2,254,827
Joseph A. Mollica, Ph.D. (5)	$65,000	$42,000	$153,440	$260,440
W. Thomas Mitchell (6)	$61,000	$31,500	$100	$92,600
Corinne H. Nevinny (7)	$59,000	$31,500	$100	$90,600
Richard F. Pops (8)	$62,000	$31,500	$100	$93,600
William H. Rastetter, Ph.D. (9)	$—	$—	$—	$—
Stephen A. Sherwin, M.D. (10)	$52,000	$31,500	$100	$83,600
Wylie W. Vale, Ph.D. (11)	$43,000	$31,500	$100	$74,600

(1)	Amounts in this column reflect compensation earned in 2009, all of which was paid during 2009 with the exception of $12,000 which was paid in January 2010.

(2)	The amounts shown represent the full grant date fair value of option awards granted in 2009 as determined pursuant to ASC 718. The assumptions used to calculate the value of such awards are set forth under Note 8 of the Notes to the Consolidated Financial Statements included in Neurocrine's Annual Report on Form 10-K for the year ended December 31, 2009 filed with the SEC on February 8, 2010.

(3)	During 2009, Dr. Gorman was an employee of the Company, and as such, did not receive any compensation for service on the Board of Directors. As of December 31, 2009, Dr. Gorman had outstanding options to purchase 235,144 shares of common stock and 108,334 outstanding RSUs and stock awards, of which a portion are subject to deferred delivery arrangements per the Company's NQDC Plan. As of December 31, 2009, the KCG Family Limited Liability Company had outstanding options to purchase 30,006 shares of common stock.

(4)	Mr. Lyons served as our President and Chief Executive Officer until January 10, 2008, and in connection with his departure, is receiving severance benefits. Amounts reported above under All Other Compensation include $1,050,000 in severance payments, $1,063,422 in deferred compensation distributions, $11,314 in medical insurance premiums paid on Mr. Lyons' behalf, and $58,591 in tax gross-up payments. As of December 31, 2009, Mr. Lyons had outstanding options to purchase 514,273 shares of common stock. As of December 31, 2009, the GEL Family Limited Liability Company, a limited liability company formed by Mr. Lyons for estate planning purposes had outstanding options to purchase 180,727 shares of common stock.

(5)	During 2009, Dr. Mollica received $153,340 in deferred compensation distributions as well as $100 in exchange for certain option cancellations, which are reflected under All Other Compensation above. As of December 31, 2009, Dr. Mollica had outstanding options to purchase 115,000 shares of common stock.

(6)	During 2009, Mr. Mitchell received $100 in exchange for certain option cancellations, which is reflected under All Other Compensation above. As of December 31, 2009, Mr. Mitchell had outstanding options to purchase 74,000 shares of common stock.

(7)	During 2009, Ms. Nevinny received $100 in exchange for certain option cancellations, which is reflected under All Other Compensation above. As of December 31, 2009, Ms. Nevinny had outstanding options to purchase 54,000 shares of common stock.

(8)	During 2009, Mr. Pops received $100 in exchange for certain option cancellations, which is reflected under All Other Compensation above. As of December 31, 2009, Mr. Pops had outstanding options to purchase 90,000 shares of common stock.

(9)	Dr. Rastetter became a member of the Company’s Board of Directors on February 4, 2010, and therefore did not receive any compensation during 2009.

(10)	During 2009, Dr. Sherwin received $100 in exchange for certain option cancellations, which is reflected under All Other Compensation above. As of December 31, 2009, Dr. Sherwin had outstanding options to purchase 90,000 shares of common stock.

(11)	During 2009, Dr. Vale received $100 in exchange for certain option cancellations, which is reflected under All Other Compensation above. As of December 31, 2009, Dr. Vale had outstanding options to purchase 78,000 shares of common stock. As of December 31, 2009, the WBV Limited Liability Company, a limited liability company formed by Dr. Vale for estate planning purposes had outstanding options to purchase 11,095 shares of common stock.

Directors Compensation Summary

Non-employee directors are reimbursed for expenses incurred in connection with performing their duties as directors of the Company. Directors who are not employees or consultants of the Company receive a $30,000 annual retainer and $2,000 for each regular meeting of the Board of Directors. The Company has agreed to provide Joseph A. Mollica, Ph.D. as Chairman of the Board an additional $20,000 making his total annual cash retainer $50,000. In addition to the cash compensation set forth above, the Chairman of the Audit Committee, Corinne H. Nevinny, receives an additional $19,000 annual cash retainer. The Chairman of the Compensation Committee, Richard F. Pops, receives an additional $12,000 annual cash retainer. The Chairman of the Nominating/Corporate Governance Committee, W. Thomas Mitchell, receives an additional annual cash retainer of $9,000. Each other director who is a member of the Audit Committee, the Compensation Committee or the Nominating/Corporate Governance Committee receives an annual cash retainer of $12,000, $7,000 and $5,000 respectively, for each Committee on which he or she serves.

Additionally, each non-employee director receives a grant of nonstatutory stock options to purchase 15,000 shares of the Company’s common stock (except that Joseph A. Mollica, Ph.D. as Chairman of the Board, receives options to purchase 20,000 shares) at each Annual Meeting of Stockholders, provided that such non-employee director has been a director of the Company for at least six months prior to the date of such Annual Meeting. Each new non-employee director is automatically granted a nonstatutory stock option to purchase 25,000 shares of the Company’s common stock upon the date such person joins the Board of Directors.

All options granted to non-employee directors are subject to a seven year term and vest monthly over the one-year period following the date of grant and have exercise prices equal to the fair market value of the Company’s common stock on the date of the grant.

Nonqualified Deferred Compensation. The following table sets forth information regarding the Company’s NQDC Plan for the fiscal year ended December 31, 2009 with respect to the directors of the Company named below:

Directors Nonqualified Deferred Compensation Table

Name	Year	Director Contributions in Last FY (1)	Aggregate Earnings In Last FY	Aggregate Balance at Last FYE
Gary A. Lyons	2009	$—	$45,304	$344,308
Joseph A. Mollica, Ph.D.	2009	$—	$61,134	$226,438

(1)	Consists of board fees earned during 2009.

Additional Information

Executive officers of the Company serve at the discretion of the Board of Directors. There are no family relationships among any of the directors, executive officers or key employees of the Company. No director, executive officer, key employee, promoter or control person of the Company has, in the last five years, been subject to bankruptcy proceedings, criminal proceedings or legal proceedings related to the violation of state or federal commodities or securities laws.

RELATED PERSON TRANSACTIONS

Review, approval or ratification of related person transactions

In accordance with the Company’s Audit Committee Charter, the Company’s Audit Committee is responsible for reviewing and approving the terms and conditions of all related person transactions. In connection with its review, approval or ratification of related person transactions, the Company’s Audit Committee takes into account all relevant available facts and circumstances in determining whether such transaction is in the best interests of the Company and its stockholders. Any transaction that would disqualify a director from meeting the “independent director” standard as defined under the Nasdaq Stock Market rules requires review by the Company’s audit committee prior to entering into such transaction. For all other related person transactions the Company reviews all agreements and payments for related person transactions and based on this review, a report is made to the Company’s Audit Committee quarterly disclosing all related person transactions during that quarter, if any. All related person transactions shall be disclosed in the Company’s applicable filings with the SEC as required under SEC rules.

Related person transactions during fiscal 2009

Prior to February 2009, the Company had a consulting agreement with Wylie W. Vale, Ph.D. pursuant to which Dr. Vale spent a significant amount of time performing services for the Company, and was prohibited from providing consulting services to or participating in the formation of any company in Neurocrine’s field of interest or that may be competitive with Neurocrine. Dr. Vale’s agreement provided for an annual consulting fee of $50,000 in exchange for his consulting services to the Company. Dr. Vale now receives solely the compensation applicable to our non-employee directors. In addition, during 2009, the Company paid approximately $37,000 to the Salk Institute, where Dr. Vale is a professor and head of the Clayton Foundation Laboratories for Peptide Biology, for license and patent expenses related to our corticotropin-releasing factor programs.

In February 2010, William H. Rastetter, Ph.D. was appointed to the Company’s Board of Directors. Dr. Rastetter is a partner in Venrock, a venture capital firm. In December 2009, certain investment funds affiliated with Venrock acquired approximately 4.8 million shares of Neurocrine’s common stock in a privately negotiated transaction for aggregate gross proceeds of approximately $10.0 million. Venrock has implemented an internal disclosure screen designed to prevent the transmission of information related to Neurocrine between Dr. Rastetter and other Venrock personnel, and Dr. Rastetter does not exercise any voting or dispositive power over the Neurocrine shares held by Venrock. As a result, the Board of Directors determined Dr. Rastetter to be independent within the meaning of the Nasdaq Stock Market qualification standards.

OTHER MATTERS

As of the date of this Proxy Statement, the Company knows of no other matters to be submitted to the stockholders at the Annual Meeting. If any other matters properly come before the Annual Meeting, it is the intention of the persons named in the enclosed proxy card to vote the shares they represent as the Board of Directors may recommend.

ADDITIONAL INFORMATION

“Householding” of Proxy Materials. The SEC has adopted rules that permit companies and intermediaries such as brokers to satisfy delivery requirements for proxy statements with respect to two or more stockholders sharing the same address by delivering a single proxy statement addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially provides extra convenience for stockholders and cost savings for companies. The Company, and some brokers, household proxy materials, delivering a single proxy statement to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker or us that they or we will be householding materials to your address, householding will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in householding and would prefer to receive a separate proxy statement, please notify your broker if your shares are held in a brokerage account or us if you hold registered shares. If you hold registered shares, you may direct your written request to the Company’s Corporate Secretary at 12780 El Camino Real, San Diego, California 92130 or contact the Company’s Corporate Secretary at 858-617-7600.

Advance Notice Procedures. To be considered for inclusion in next year’s proxy materials, a stockholder must submit his, her or its proposal in writing by December 22, 2010, which is the date that is 120 days prior to the first anniversary of the mailing date of this proxy statement, to the Company’s Corporate Secretary at 12780 El Camino Real, San Diego, California 92130. Any proposal must comply with the requirements as to form and substance established by the SEC for such proposal to be included in our proxy statement. Stockholders are also advised to review our bylaws, which contain additional requirements about advance notice of stockholder proposals and director nominations.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Combined Document is/are available at www.proxyvote.com.

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This Proxy is solicited on behalf of the Board of Directors

NEUROCRINE BIOSCIENCES, INC.

2010 ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD MAY 25, 2010

The undersigned stockholder of NEUROCRINE BIOSCIENCES, INC., a Delaware corporation, hereby acknowledges receipt of the Notice of Annual Meeting of Stockholders and Proxy Statement, each dated April 21, 2010 and hereby appoints Kevin C. Gorman and Timothy P. Coughlin, and each of them, proxies and attorneys-in-fact, with full power to each of substitution, on behalf and in the name of the undersigned, to represent the undersigned at the 2010 Annual Meeting of Stockholders of NEUROCRINE BIOSCIENCES, INC. to be held on May 25, 2010 at 8:30 a.m. local time, at the Company’s corporate headquarters located at 12780 El Camino Real, San Diego, California 92130, and at any adjournment or adjournments thereof, and to vote all shares of Common Stock which the undersigned would be entitled to vote, if then and there personally present, on the matters set forth on the reverse side.

THIS PROXY WILL BE VOTED AS DIRECTED OR, IF NO CONTRARY DIRECTION IS INDICATED, WILL BE VOTED FOR THE ELECTION OF DIRECTORS, FOR THE RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM, AGAINST THE STOCKHOLDER PROPOSAL TO DECLASSIFY THE BOARD OF DIRECTORS, AGAINST THE STOCKHOLDER PROPOSAL REGARDING AN ENGAGEMENT PROCESS WITH PROPONENTS OF CERTAIN STOCKHOLDER PROPOSALS, AGAINST THE STOCKHOLDER PROPOSAL REGARDING A RECOMMENDATION ON OFFICER COMPENSATION, AND TO TRANSACT SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE ANNUAL MEETING OR ANY CONTINUATION, ADJOURNMENT OR POSTPONEMENT THEREOF.

(This Proxy should be marked, dated and signed by the stockholder(s) exactly as his or her name appears hereon, and returned promptly in the enclosed envelope. Persons signing in a fiduciary capacity should so indicate. If shares are held by joint tenants or as community property, both should sign.)

Continued and to be signed on reverse side

0000063 761_2     R2.09.05.010

12780 EL CAMINO REAL SAN DIEGO, CA 92130

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

Electronic Delivery of Future PROXY MATERIALS

If you would like to reduce the costs incurred by Neurocrine Biosciences, Inc. in mailing stockholder communications, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access stockholder communications electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	KEEP THIS PORTION FOR YOUR RECORDS

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DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

			For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
The Board of Directors recommends that you vote FOR the following:			☐	☐	☐

1.	Election of Directors Nominees
01	Corinne H. Nevinny	02 Richard F. Pops	03 Stephen A. Sherwin

The Board of Directors recommends you vote FOR the following proposal (s):							For	Against	Abstain
2	To ratify the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2010.						☐	☐	☐

The Board of Directors recommends you vote AGAINST the following proposal (s):							For	Against	Abstain
3	To consider a stockholder proposal to declassify the Board of Directors.						☐	☐	☐

4	To consider a stockholder proposal regarding an engagement process with proponents of certain stockholder proposals.						☐	☐	☐

5	To consider a stockholder proposal regarding a recommendation on officer compensation.						☐	☐	☐

NOTE: Company to transact such other business as may properly come before the Annual Meeting or any continuation, adjournment or postponement thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]		Date			Signature (Joint Owners)	Date

0000063761_1    R2.09.05.010